UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________________________________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
______________________________________________________

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BLUCORA, INC.
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BLUCORA, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 1, 2017
TO THE STOCKHOLDERS:
Notice is hereby given that the annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”), will be held on June 1, 2017, at 2:00 p.m. local time at 6333 North State Highway 161, Room 436, Irving, Texas 75038 for the following purposes:

1.	To elect the three Class III directors nominated by the Board of Directors of the Company;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2017;

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

4.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years;

5.
To approve amendments to the Blucora, Inc. Restated Certificate of Incorporation to declassify the Board of Directors over a three-year period beginning with the Company’s 2018 annual meeting of stockholders and to provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on April 6, 2017 as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.
All stockholders are cordially invited to attend the meeting in person. However, to save the expense of additional solicitation, you are urged to vote online, by telephone, or by signing, dating, and returning your proxy card (if you received one) as promptly as possible. For specific instructions regarding voting online, by telephone, or by mail, please see the instructions in this Proxy Statement and on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the proxy materials, on the enclosed proxy card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

By Order of the Board of Directors,

Mark A. Finkelstein Chief Legal & Administrative Officer and Secretary
Bellevue, Washington
April 20, 2017
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN
YOUR PROXY CARD , OR VOTE IN ACCORDANCE
WITH THE INSTRUCTIONS SET FORTH ON YOUR VOTING INSTRUCTION CARD.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 1, 2017: This Notice of Annual Meeting and Proxy Statement, the Notice of Internet Availability of Proxy Materials and the 2016 Annual Report are available at www.proxyvote.com.

BLUCORA, INC.
PROXY STATEMENT FOR
2017 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING PROXY SOLICITATION AND VOTING
The Board of Directors (the "Board" or the "Board of Directors") of Blucora, Inc. (“Blucora” or the “Company”) is soliciting proxies for the 2017 annual meeting of stockholders and any adjournment or postponement of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
The annual meeting will be held on June 1, 2017, at 2:00 p.m. local time at 6333 North State Highway 161, Room 436, Irving, Texas 75038. All proxies are solicited for the purposes set forth herein and in the notice of annual meeting of stockholders that accompanies this Proxy Statement. The Notice of Internet Availability of Proxy Materials (the “Notice”) or a full set of proxy materials, which includes the Proxy Statement, form of proxy, and 2016 Annual Report to Stockholders, will be sent on or about April 20, 2017 to Stockholders of Record (as defined below).
Stockholders of Record and beneficial owners may access the form of proxy on the Internet by following the instructions on the proxy card or voting instruction card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card or voting instruction card, to execute a proxy.
Under the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including the 2016 Annual Report) to each stockholder. As a result, unless you previously elected to receive paper copies or request them this year, you will not receive paper copies of these proxy materials. We are sending to our stockholders (other than those that previously elected to receive paper copies) a copy of the Notice, which will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you as to how to vote your shares by telephone or over the Internet. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
This solicitation of proxies is made on behalf of the Company, and it will pay for all related costs. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, personally or by telephone, without additional compensation.
The Company does not expect any matters other than those described in the Proxy Statement to come before the annual meeting. The accompanying proxy card confers on the persons named as proxies the authority to vote the shares represented by such proxy in their discretion on any other matters that may properly come before the annual meeting.
Discretionary Voting by Brokers
If you hold your shares in an account with a broker, bank, or other nominee (this is called “Street Name”), it is important that you instruct your broker, bank, or other nominee to cast your vote if you want it to count in the election of directors (Proposal One), in the advisory vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement (Proposal Three), in the advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years (Proposal Four); or the vote to approve amendments to the Blucora, Inc. Restated Certificate of Incorporation (Proposals Five(a) and Five(b)). If you hold your shares in Street Name, and do not instruct your broker, bank, or other nomineed how to vote, your shares will not be voted on these proposals. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker, bank, or other nominee will not have discretionary authority to vote your shares. The only proposal for which brokers and banks have discretionary authority is the ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two).

Questions and Answers

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

A:
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the annual meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received the Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice for requesting such materials.

The Notice will be mailed on or about April 20, 2017, to all stockholders entitled to vote at the annual meeting. As of the date of mailing of the Notice, all stockholders and beneficial owners have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials are available free of charge.

Q:    Who is entitled to vote?

A:
All stockholders who owned Blucora common stock at the close of business on the record date of April 6, 2017 are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the meeting to be voted on.

On the record date, 42,775,839 shares of our common stock were outstanding and entitled to vote, and shares were held of record by 387 stockholders. If, as of the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered a “Stockholder of Record” with respect to those shares. The number of holders of record does not include beneficial owners of our common stock who hold their shares in Street Name.

Q:	How many votes do you need at the meeting to transact business?

A:
A quorum must be present in order for business to be conducted at the annual meeting. A majority of Blucora’s outstanding shares entitled to vote, present in person or represented by proxy at the meeting, constitutes a quorum. In addition to shares that are voted on any matter, abstentions and broker non-votes will be considered present at the meeting for purposes of establishing a quorum.

Q:	What proposals will be voted on at the meeting?

A:	There are five proposals scheduled to be voted on at the meeting:
Proposal One: Election of the three Class III directors nominated by the Board of Directors of the Company;
Proposal Two: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017;
Proposal Three: Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;
Proposal Four: Approval, on an advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years; and
Proposals Five(a) and Five(b): Approval of amendments to the Blucora, Inc. Restated Certificate of Amendment to declassify the Board of Directors over a three-year period beginning with the Company’s 2018 annual meeting of stockholders and to provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors.

Q:	What are the voting options for each proposal?

A:
In the election of directors (Proposal One), you may vote “FOR” or "AGAINST" or “ABSTAIN” with respect to any nominee. On the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017 (Proposal Two), the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (Proposal Three), and the approval of the amendments to the Blucora, Inc. Restated Certificate of Incorporation (Proposals Five(a) and Five(b)), you may vote “FOR,” “AGAINST,” or “ABSTAIN.” On the approval, on an advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years (Proposal Four), you may vote for “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.”

Q:	What are the Company’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” each nominee to the Board of Directors listed in this Proxy Statement;

•	“FOR” the ratification of Ernst & Young LLP as Blucora’s independent registered public accounting firm for 2017;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

•	For "1 YEAR," on an advisory basis, on whether future advisory votes on executive compensation should be held every one, two or three years; and

•	"FOR" the approval of the amendments to the Blucora, Inc. Restated Certificate of Amendment.

Q:	What is the voting requirement to approve each of the proposals?

A:
For the election of directors (Proposal One), the three nominees to the Board of Directors of the Company who receive a greater number of “FOR” votes than "AGAINST" votes from shares present at the meeting will be elected. If the votes cast for any nominees do not exceed the votes cast against the nominee, the Board of Directors will consider whether to accept or reject such directors' resignation, which is tendered to the Board of Directors pursuant to the Company's Amended and Restated Corporate Governance Guidelines. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal Two) requires the affirmative “FOR” vote of a majority of the votes cast at the meeting with respect to such proposal in order for it to be approved. Abstentions will have no effect on the outcome of the vote.
The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (Proposal Three), requires the affirmative “FOR” vote of a majority of the votes cast at the meeting with respect to such proposal in order for it to be approved. Abstentions and broker non-votes will have no effect on the outcome of the vote.
The approval, on an advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years (Proposal Four) will be based on the particular frequency receiving the greatest number of votes cast at the meeting with respect to such proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
The approval of the amendments to the Blucora, Inc. Restated Certificate of Incorporation (Proposals Five(a) and Five(b)) requires the affirmative “FOR” vote of a majority of the shares of common stock outstanding as of the record date. Accordingly, abstentions and broker non-votes have the same effect as a vote “AGAINST” Proposals Five(a) and Five(b).

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A:
If you provide specific voting instructions (either on your proxy card or to your broker, bank, or other nominee), your shares will be voted as you have instructed. If you are a Stockholder of Record and you execute the proxy card and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in Street Name and do not provide voting instructions, your broker, bank or other nominee will have discretionary authority to vote such shares ONLY on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017 (Proposal Two) and your shares will not be voted or counted on any of the other proposals.

Q:	How can I vote my shares without attending the meeting?

A:
Whether you are a Stockholder of Record or you hold your shares beneficially through a broker, bank, or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in Street Name, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For Stockholders of Record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian, or other representative, please print your full name and title on the proxy card.
BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card. Blucora, Inc. is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the annual meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
BY MAIL – You may submit your proxy by mail by signing your proxy card if you received one or, for shares held through a broker, bank, or other nominee, by following the voting instruction card provided by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes.

Q:	How may I vote my shares in person at the meeting?

A:
Shares held directly in your name as the Stockholder of Record may be voted in person at the meeting. If you hold your shares in Street Name, and you wish to vote at the meeting, you must present a legal proxy from your broker, bank, or other nominee in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting. If you hold your shares in Street Name, please also bring your proof of beneficial ownership from your bank, broker, or other nominee, such as a brokerage statement. Even if you currently plan to attend the annual meeting, the Company recommends that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I change my vote?

A:
If you are a Stockholder of Record, you may change your vote by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

If you are a Street Name holder, you should contact your broker, bank, or other nominee prior to the time such voting instructions are exercised. In general, Street Name holders may change their vote at any time prior to 11:59 p.m. on the day before the meeting date.

Q:	Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the meeting, which will be filed with the SEC and will also be available at www.blucora.com. If final results are not available within four business days of the end of the meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q:	Is a list of registered stockholders available?

A:
The Company’s list of stockholders as of April 6, 2017 will be available for inspection for 10 days prior to the 2017 annual meeting and at the annual meeting for any purpose germane to the meeting. If you want to inspect the stockholder list, please call the office of the Chief Legal & Administrative Officer at (972) 870-6000 to schedule an appointment.

“Householding” of Proxy Materials
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, Stockholders of Record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. The Company believes this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed.
Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.
If you are eligible for householding, but you and other Stockholders of Record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you participate in householding and wish to receive a separate copy of our proxy materials, including the Annual Report on Form 10-K for the year ended December 31, 2016 or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.
Street Name holders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE
ELECTION OF DIRECTORS
General

The Company’s Board of Directors has set the size of the Board at nine members. Each director is currently assigned to one of three classes, with members in each class serving staggered three-year terms. If Proposal Five(a) is approved by the Company’s stockholders at the annual meeting, the Board will be declassified over a three-year period such that the Class III directors elected at the annual meeting will be elected for a three-year term expiring at the Company’s 2020 annual meeting of stockholders, the Class I directors elected at the 2018 annual meeting will be elected for a one-year term, the Class II directors elected at the 2019 annual meeting will be elected for a one-year term; and at the 2020 annual meeting and each annual meeting of the Company’s stockholders thereafter, all directors will be elected annually. Currently the Certificate of Incorporation provides that the size of the Board can be no less than five directors or more than nine directors, with the specific number to be set by the Board. If Proposal Five(b) is approved by the Company’s stockholders at the annual meeting, the Board will have the discretion to fix the size of the Board.

A director serves in office until his or her successor is duly elected and qualified unless the director resigns, dies, or is unable to serve in the capacity of director due to disability or other cause. If a director resigns or is otherwise unable to serve before the end of his or her term, the Board may appoint a director to fill the remainder of that term, reduce the size of the Board, or leave the position vacant. On February 28, 2017, the Board appointed William Atwell and H. McIntyre Gardner to fill the vacancies created as a result of the retirement, effective on that date, of John Cunningham and David Chung. Steven Hooper will retire from the Board effective immediately after the annual meeting and Andrew Snyder has determined not to stand for re-election at the annual meeting, leaving two vacancies on the Board. The Board has nominated Georganne C. Proctor for election as a Class III director to fill the vacancy that would otherwise be left by Andrew Snyder. As of the date of this Proxy Statement, the Board has not yet filled the vacancy created by Steven Hooper. The Company and the Board express their deepest gratitude to Mr. Cunningham, Mr. Chung, Mr. Hooper and Mr. Snyder for their years of dedicated service.

Nominees for Directors
Three directors have been nominated by the Board of Directors at the recommendation of the Nominating and Governance Committee for election at the 2017 annual meeting of stockholders. Elizabeth J. Huebner, Georganne C. Proctor and Mary S. Zappone are nominated for election as Class III directors with three-year terms ending in 2020. The Board of Directors has affirmatively determined that each director nominee qualifies as an independent director under the NASDAQ listing rules. For further information on the director nominees, see “Information Regarding the Board of Directors” below. For further information on the process of director nominations and criteria for selection of director nominees, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees listed in this Proxy Statement. The director nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected by stockholders. In the event that any nominee to the Board is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board or maintain such vacancy.

If a quorum is present, the three nominees receiving a greater number of “FOR” votes than “AGAINST” votes will be elected to the Board of Directors. Abstentions and broker non-votes will not have an effect on the outcome of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement and on the proxy card or the voting instruction card.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED HEREIN.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2017
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017 and recommends that stockholders vote “FOR” ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing the independent registered public accounting firm in the future. Even if you ratify the appointment of Ernst & Young LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.
Ernst & Young LLP was initially appointed by the Audit Committee in March 2012. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is asking stockholders to approve, on an advisory basis, the compensation of the Company’s executive officers named below in the “Compensation Discussion and Analysis” (the “Named Executive Officers”).
The Board recommends a vote "FOR" the following resolution:
 “Resolved, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers of Blucora, Inc., as disclosed in the Company’s Proxy Statement for the 2017 annual meeting of stockholders, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Proxy Statement.”
This vote is nonbinding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
The compensation of the Named Executive Officers is described in detail under “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers.” Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Company currently holds advisory votes on Named Executive Officer compensation on an annual basis, and the next such vote, unless the stockholders vote otherwise under Proposal Four, will be at the 2018 annual meeting of stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR
ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act, in addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, requires that the Company not less frequently than every 6 years provide stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. The last such vote occurred at the 2011 annual meeting of stockholders.
The Board continues to believe that a frequency of every one year for the advisory vote on executive compensation is the most appropriate choice for conducting and responding to a “say-on-pay” vote for the Company. Stockholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communications with the Board of Directors” in this Proxy Statement for information about communicating with the Board.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.
Although this advisory vote on the frequency of the “say-on-pay” vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD RECOMMENDS THAT YOU VOTE FOR CHOICE 1 - "1 YEAR" FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSALS FIVE(a) and FIVE(b)
APPROVAL OF AMENDMENTS TO THE BLUCORA, INC.
RESTATED CERTIFICATE OF INCORPORATION

Currently, our Restated Certificate of Incorporation, dated August 10, 2012 (our “Certificate of Incorporation”), divides the members of the Board of Directors into three classes. One class is elected at each annual meeting of stockholders to hold office for a term beginning on the date of election and expiring at the annual meeting of stockholders held in the third year following the year of election.
After careful consideration, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to declassify the Board to allow the Company’s stockholders to vote on the election of the entire Board on an annual basis, rather than on a staggered basis, and to provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors rather than being limited by the Certificate of Incorporation to a minimum of five and a maximum of nine.
The general description of the proposed amendments to our Certificate of Incorporation set forth in these Proposals is qualified in its entirety by reference to the text of the Certificate of Amendment, which is attached as Appendix A to this Proxy Statement. Additions to our Certificate of Incorporation are indicated by bolded underlined text and deletions are indicated by strike-outs.
Proposal Five(a): Declassification of the Board

If Proposal Five(a) is approved by the Company’s stockholders at the annual meeting, the declassification of the Board will be phased in over a three-year period as follows:

•	The Class III directors elected at the 2017 annual meeting will be elected for a three-year term expiring at the Company’s 2020 annual meeting of stockholders;

•	The Class I directors elected at the 2018 annual meeting will be elected for a one-year term;

•	The Class II directors elected at the 2019 annual meeting will be elected for a one-year term; and

•	At the 2020 annual meeting and each annual meeting of the Company’s stockholders thereafter, all directors will be elected annually.
As a result, if Proposal Five(a) is approved by our stockholders, then beginning with the 2020 annual meeting, the entire Board will stand for election annually for one-year terms.
If Proposal Five(a) is approved by the Company’s stockholders, any director appointed to fill a vacancy arising between the annual meetings of stockholders (including a newly created directorship that may result from an increase in the number of directors) prior to the 2020 annual meeting will serve for a term that expires at the end of the term of the class to which they are appointed, and beginning with the 2020 annual meeting of stockholders will serve for a term that expires at the next annual meeting of stockholders following such director’s appointment.
If Proposal Five(a) is not approved by the Company’s stockholders, the Board will remain classified, with each class of directors serving a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Removal of Directors Without Cause. Delaware corporate law provides that, unless a company’s charter provides otherwise, members of a classified board of directors may be removed only for cause. At present, because the Board is classified, directors are removable only for cause. If Proposal Five(a) is approved by the Company’s stockholders, our Amended and Restated Bylaws provide that once the Board is no longer classified, directors may be removed with or without cause.
If the proposed amendment to declassify the Board is approved by our stockholders, it will become effective when the Company files the Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the annual meeting. If the Company’s stockholders do not approve the proposed amendment, our Board will remain classified and stockholders will only be able to remove directors for cause.

Considerations of the Board. The Company has historically had a classified board structure in which directors have been divided into three classes and one class is elected each year to serve a three-year term. However, the Board is aware that the current trend in corporate governance is leading away from classified boards in favor of electing all directors annually and also recognizes that a classified board structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors take the position that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.
In determining whether to support declassification of the Board, the Board carefully considered the advantages and disadvantages of the current classified board structure and determined that it is advisable and in the best interests of the Company and its stockholders to declassify the Board.
Proposal Five(b): Board Determination of the Number of Directors
Currently the Certificate of Incorporation provides that the Board shall be composed of not less than five nor more than nine directors, with the specific number to be set by resolution of the Board. If Proposal Five(b) is approved by the Company’s stockholders at the annual meeting, the Board will have discretion to fix the size of the Board from time to time without being limited by the range set in the Certificate of Incorporation.
The Board determined that it was advisable and in the best interests of the Company and its stockholders to remove the minimum and maximum restrictions on Board size contained in the Certificate of Incorporation. Although the Board has no current intention to decrease the size of the Board below five directors or to increase the size of the Board to more than nine directors, the Board believes that it should have the flexibility to adjust the size of the Board to meet changing circumstances and the needs of the Company without seeking an amendment to the Certificate of Incorporation.
If Proposal Five(b) is approved by our stockholders, it will become effective when the Company files the Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the annual meeting. If the Company’s stockholders do not approve Proposal Five(b), the limitations on Board size contained in the Certificate of Incorporation will be maintained.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS FIVE(a) and FIVE(b).

INFORMATION REGARDING THE BOARD OF DIRECTORS
The “Director Nominees” and “Continuing Directors” sections below set forth the business experience during at least the past five years for each nominee and each of the directors whose term of office will continue after the 2017 annual meeting of stockholders. In addition, these sections include a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that each of the directors and nominees should continue to serve on the Board of Directors. The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in the Director Nomination Policy, as described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders. In light of the Company's transformation into a technology enabled financial solutions company, the Board of Directors will continue to assess the qualifications of its members.
Director Nominees
The names of the director nominees, who are Class III directors and who are nominated for terms that expire in 2020, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
Elizabeth J. Huebner	59	Director	2009
Georganne C. Proctor	60	Director Nominee	N/A
Mary S. Zappone	52	Director	2015
Elizabeth J. Huebner has served as a director of Blucora since 2009. Ms. Huebner retired from a 26-year career as a finance executive in 2006. Prior to retiring, Ms. Huebner was Chief Financial Officer from 2000 to 2006 at Getty Images, Inc., a provider of visual content and rights services. Prior to her service as Chief Financial Officer of Getty Images, Ms. Huebner was Chief Financial Officer of Primus Knowledge Solutions, Inc. Ms. Huebner also formerly served on the Board of Directors of Procera Networks, Inc.
Relevant Qualifications and Experience:    Ms. Huebner has significant experience as an executive in the technology industry, and a strong background in finance and accounting. The Board of Directors has determined that she is qualified as an “audit committee financial expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and enables her to provide significant insight on public accounting and financial statement matters. The Board believes that Ms. Huebner’s experience in management and finance provides insight and guidance that assists the Board in its oversight, financial review, and risk management obligations.

Georganne C. Proctor is a director nominee and has not previously served as a director of Blucora. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a national financial services organization, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. She served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Since 2006, Ms. Proctor has been a director of Redwood Trust, Inc., where she currently is Chair of the Compensation Committee and a member of the Audit Committee. Since 2013, she has been a director of SunEdison, Inc., where she currently is Chair of the Audit Committee. Since 2011, Ms. Proctor has also served on the Board of Directors of Och-Ziff Capital Management Group, where she is is the Chair of the Audit Committee. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward.

Relevant Qualifications and Experience: Ms. Proctor has significant financial and accounting experience and has worked closely with boards and board committees throughout her career, including as the chief financial officer of large financial institutions. This experience provides her with a thorough understanding of public company reporting obligations, Sarbanes-Oxley compliance and planning, and treasury and liquidity management. Furthermore, her service on the audit and compensation committees of other public companies gives her a strong background in the oversight of financial and corporate governance matters.

Mary S. Zappone has served as a director of Blucora since March 2015. Ms. Zappone has extensive experience as an executive, including her current tenure as President and Chief Executive Officer of Service Champ, a specialty distributor of consumable automotive aftermarket maintenance parts and accessories. Prior to joining Service Champ, she served as President and CEO of Recovercare, a supplier of healthcare equipment, from May 2011 to February 2015. Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development, and expansion of the aluminum alloy product systems business. During her career, she has also held other senior-level positions at Tyco International, General Electric, and Exxon, and worked at McKinsey & Co., where she advised companies in improving operating performance, capital investment, and merger and acquisition strategies. She earned her undergraduate degree from Johns Hopkins University, and her MBA in Finance at Columbia Business School.
Relevant Qualifications and Experience: Ms. Zappone has significant operational and management experience from her career as an executive and advisor. This experience includes high-level roles at companies that are renowned for their operational excellence, and the Board believes Ms. Zappone is a valuable resource for both the Board and management as the Company seeks to optimize its current operations and to realize synergies across its TaxAct, Inc. (“TaxACt” ) and HD Vest, Inc. (“HD Vest”) business.
Continuing Directors
Class I Directors - Terms expiring in 2018
The names of the continuing Class I directors, whose terms expire in 2018, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
Lance G. Dunn	54	Director	2012
John S. Clendening	54	Director, President and Chief Executive Officer	2016
H. McIntyre Gardner	55	Director	2017
Lance G. Dunn has served as a director of Blucora since 2012. Mr. Dunn was a co-founder and Chief Executive Officer of TaxAct (formerly 2nd Story Software, Inc.) until January 31, 2012, when Blucora acquired TaxAct. From the closing of the acquisition until August 2012, he served as TaxAct’s Vice President, Development. Prior to co-founding TaxAct in 1998, Mr. Dunn was Vice President of Software Development at Parsons Technology, Inc., where he played a significant role in the development and growth of Parson’s tax software.
Relevant Qualifications and Experience:    As the co-founder and former CEO of the Company’s TaxAct business, Mr. Dunn brings significant experience and background to the Board with respect to an industry and business that is important to the Company’s success. The Board also believes that Mr. Dunn’s extensive experience as a technology executive provides insight and guidance that assists the Board in its oversight and strategy roles.
John S. Clendening was appointed to serve as the Company’s President and Chief Executive Officer on April 4, 2016. On such date, he was also appointed as a member of the Board to fill the vacancy created by the resignation of William Ruckelshaus. Prior to being appointed President and Chief Executive Officer, Mr. Clendening served as Executive Vice President and Co-Head, Investor Services Division at Charles Schwab & Co. Inc. in San Francisco from 2012 to 2015. He served as Executive Vice President, Shared Strategic Services from 2007 to 2011 and as Chief Executive Officer and Executive Vice President of Charles Schwab Bank from 2007 to 2009. From 2004 to 2007, Mr. Clendening served in executive roles with the Investor Services Division and Independent Investor Business Unit with Charles Schwab & Co., Inc. Prior to joining Charles Schwab & Co., he served in various leadership roles at eMac Digital LLC and Living.Com. He was also Chief Marketing Officer and Senior Vice President, Consumer Banking Group and Senior Vice President, Marketing and Strategy, Credit Card Division for First Union Corporation. Earlier in his career, he served at The Coca-Cola Company, Frito-Lay, Inc. Division of PepsiCo, SEARS Specialty Merchandising Group and Booz-Allen & Hamilton, Inc. Mr. Clendening also serves on the board of directors of Betterment Holdings, Inc. He received a BA in Economics from Northwestern University and an MBA from Harvard Graduate School of Business Administration.
Relevant Qualifications and Experience:    Mr. Clendening has relevant experience as an executive in the financial services and consumer goods industries, leading both Fortune 500 companies and entrepreneurial businesses. The Board believes that Mr. Clendening’s experience as an executive in the financial services industry brings important perspective to the

Board as the Company continues its transformation to a technology enabled financial solutions company. As President and Chief Executive Officer, Mr. Clendening brings insight into the Company's operations and strategic plan and facilitates the Board’s ability to perform its critical oversight function.
H. McIntyre Gardner was appointed to the Board of Directors on March 1, 2017. Mr. Gardner has been a private investor since 2008. From July 2000 to January 2008, Mr. Gardner held senior executive positions at Merrill Lynch & Co., Inc., a global financial services company, most recently as Senior Vice President, Head of Americas Region and Global Bank Group, Global Private Client. Prior to 2000, Mr. Gardner served in senior executive positions with Helen of Troy Limited and Appliance Corporation of America and as an investment banker with Merrill Lynch. Mr. Gardner is a director of Spirit Airlines, Inc., a NASDAQ listed transportation company. Mr. Gardner earned a BA in religion from Dartmouth College in 1983.
Relevant Qualifications and Experience:    Mr. Gardner brings relevant industry experience to the Board from his decades of leadership and operating experience in the wealth and consumer products industries. The Board believes that Mr. Gardner’s experience as an executive in the wealth and consumer products industries will bring important perspective to the Board and the Company as it continues its transformation into a technology enabled financial solutions company and seeks to realize synergies across its TaxAct and HD Vest businesses.
Class II Director - Terms expiring in 2019
The names of the continuing Class II directors whose terms expire in 2019, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
Christopher W. Walters	43	Director	2014
William L. Atwell	66	Chairman	2017
Christopher W. Walters was appointed to the Board of Directors in 2014.  Mr. Walters is currently the Chief Executive Officer of Encompass Digital Media, Inc., a technology services business that captures, processes and delivers more than 25,000 hours of video across platforms for over 800 leading global content companies every day, which he joined in January 2015. As Chief Executive Officer, Mr. Walters oversees Encompass's day-to-day operations on a worldwide basis.  Mr. Walters joined Encompass from The Weather Company, a weather forecasting and information technology company that owns and operates weather.com, intellicast.com, and Weather Underground, where he served as the Chief Operating Officer from March 2012 to December 2014. Prior to The Weather Company, he served in a variety of leadership roles at Bloomberg L.P. between 2008 and 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development, and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, and investment companies.
Relevant Qualifications and Experience:    Mr. Walters has extensive operational and management experience from his work as an executive and an advisor to a variety of companies. Mr. Walters’ experience also includes work with technology businesses that are relevant to the Company’s current operations. The Board believes this experience and knowledge provides valuable guidance in its oversight obligations and as it continues its transformation into a technology enabled financial solutions company and seeks to realize synergies across its TaxAct and HD Vest businesses.
William L. Atwell was appointed as Chairman of the Board on March 1, 2017. Mr. Atwell has been Managing Director of Atwell Partners, a financial services consulting firm, since June 2012. From September 2008 to May 2012, Mr. Atwell was President, International, of CIGNA Corporation, a global financial services company. Prior to 2008, Mr. Atwell held senior executive positions with Charles Schwab Corporation, CIGNA and Citigroup, Inc. Mr. Atwell is a director of Webster Financial Corporation, a NYSE listed commercial banking company.
Relevant Qualifications and Experience:  Mr. Atwell brings extensive relevant industry experience and knowledge to the Board, having spent more than 40 years in the financial services industry as an executive at CIGNA, The Charles Schwab Corporation and Citigroup. The Board believes Mr. Atwell's extensive financial services industry experience will provide valuable assistance to the Board and the Company as it continues its transformation into a technology enabled financial solutions company and seeks to realize synergies across its TaxAct and HD Vest businesses.

Board of Directors and Committee Information
The Board of Directors has general oversight responsibility for the Company’s affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about the Company's business and provides oversight and guidance to management through periodic meetings and other communications. The Board is significantly involved in, among other things, the Company’s strategic planning process, leadership development, and succession planning, as well as other functions carried out through the Board committees as described below.
Leadership Structure.    The leadership structure of the Board of Directors consists of Chairman William L. Atwell (who succeeded former Chairman John Cunningham in March 2017) and the chairs of each of the principal committees of the Board of Directors. The Company’s Bylaws require that the Chairman be an independent director, and thus the Chairman position is not combined with the Chief Executive Officer position, which is currently filled by John S. Clendening. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the Chief Executive Officer with the independent oversight provided by the independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.
Risk Management.    The Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. This oversight is administered primarily through the following:

•	the Board of Directors’ periodic review and approval of management strategic plans, including the projected opportunities and challenges facing the business;

•	the Board of Directors’ oversight of succession planning;

•	the Board of Directors’ oversight of capital spending, cash management, investment in marketable securities, and financings;

•
the Audit Committee’s quarterly review of financial statements and its oversight of the Company’s accounting and financial reporting functions, including internal control over financial reporting, its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board of Directors), and its oversight of legal and regulatory compliance, compliance with the Code of Ethics and Conduct, and any related person transactions;

•	the Nominating and Governance Committee’s oversight of governance policies and the self-evaluation assessments of the Board of Directors and its committees; and

•
the Compensation Committee’s review and recommendations or approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as the Committee's review of compensation plans generally and the related risks and risk mitigants.

Independence.    NASDAQ listing rules require that a majority of the members of the Board of Directors be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board of Directors has affirmatively determined that each of William L. Atwell, Lance G. Dunn, H. McIntyre Gardner, Steven Hooper, Elizabeth Huebner, Andrew Snyder, Christopher Walters, and Mary Zappone is independent as defined in the NASDAQ rules. The Board of Directors has also determined that director nominee, Georganne C. Proctor, will be an independent director if she is elected to the Board of Directors at the annual meeting. In determining independence, the Board considered, among other factors, the fact that Cambridge Information Group, Inc., of which Mr. Snyder is the chief executive officer, is party to a stockholder agreement with the Company. Mr. Clendening is not considered independent because he is an employee of the Company.

Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules. In addition, the Board of Directors has affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC. The Board has also determined that Georganne C. Proctor, if elected to the Board of Directors, would be considered independent under the NASDAQ rules applicable to each of the Company's standing committees and the SEC independence rules applicable to the audit committee.
Meeting Attendance.    The Board of Directors of Blucora held a total of 13 meetings during 2016. For 2016, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member. The Board of Directors has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. John Cunningham, Lance Dunn, Steven Hooper and Elizabeth Huebner attended the 2016 annual meeting of stockholders on May 24, 2016.
Communication with the Board of Directors.    The Board of Directors believes that management speaks for Blucora. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with Blucora, but it is expected that Board members will do this with the advance knowledge of management or at the request of management, absent unusual circumstances or as contemplated by Board committee charters or policy. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the communication to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Ethics and Conduct.
Corporate Website.    The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding directors, executive officers, and corporate governance documents. That information includes the Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Ethics and Conduct (which is applicable to all employees, executive officers, and members of the Board of Directors), and the Corporate Governance Guidelines. The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events.
Committees.    The Board of Directors’ committee structure currently consists of three principal committees (the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee). During 2016, the Audit Committee held 10 meetings, the Compensation Committee held 12 meetings, and the Nominating and Governance Committee held 11 meetings. The Board of Directors dissolved its Mergers and Acquisitions Committee on June 27, 2016. In 2016, the Mergers and Acquisitions Committee held 3 meetings prior to its dissolution. The Board may also convene other ad hoc or sub-committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate. Copies of the charters for the Audit, Compensation and Nominating and Governance can be found on the Company’s corporate website at www.blucora.com. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (972) 870-6000.

The following table sets forth the information about current membership and leadership of each of the committees of the Board of Directors:
Board Committees as of March 31, 2017
(M = Committee Member; C = Committee Chair)

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
William L. Atwell			M
Lance G. Dunn	M		M
H. McIntyre Gardner		M
Steven W. Hooper(1)	M	C
Elizabeth J. Huebner	C	M
Andrew M. Snyder(2)
Christopher W. Walters		M	C
Mary S. Zappone		M	M

(1)	Mr. Hooper will retire from the Board effective immediately following the annual meeting.

(2)	Mr. Snyder has determined not to stand for re-election at the annual meeting.
The Audit Committee.    The Audit Committee currently consists of the following independent directors: Elizabeth Huebner, Steven Hooper, and Lance Dunn. Ms. Huebner is Chair of the Audit Committee. The Audit Committee is responsible for providing independent and objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Reviewing and approving the appointment, compensation, oversight, and retention of the independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;

•	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing and monitoring compliance with the Code of Ethics and Conduct and recommending changes to the Code of Ethics and Conduct to the Board as appropriate.
The Board of Directors has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board of Directors has further determined that Ms. Huebner qualifies as an “audit committee financial expert” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations, or liabilities that are greater than those that are generally imposed on him or her as a member of the Audit Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board of Directors. Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

The Compensation Committee.    The Compensation Committee currently consists of the following independent directors: H. McIntyre Gardner, Steven Hooper, Elizabeth Huebner, Christopher Walters, and Mary Zappone. Mr. Hooper is Chair of the Compensation Committee. The Compensation Committee’s duties include the following:

•	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation program;

•	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Monitoring compensation trends;

•
Reviewing the Company’s compensation policies and practices for all employees, including a review of the interaction between compensation incentives that could encourage risk-taking and the Company’s risk management policies and practices; and

•	Acting as administrator of Blucora’s stock plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below. A description of the compensation program for our non-employee directors is set forth in “Director Compensation” below.
The Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of the following independent directors: William L. Atwell, Lance Dunn, Christopher Walters and Mary Zappone. Mr. Walters is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•
Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the Blucora Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”
Director Nomination Process
The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to Blucora and its stockholders.
In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to Blucora’s business success while maintaining the highest standards of responsibility and ethics;

•	Representation of the best interests of all of Blucora’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with a director’s obligations to the Company and its stockholders;

•	An established record of professional accomplishment in the director’s chosen field; and

•	No material personal, financial, or professional interest in any Blucora competitor that would interfere or conflict with the director’s obligations to the Company and its stockholders.
The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to Blucora’s business objectives. Although the Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds. During the nomination process, the Board of Directors and the Nominating and Governance Committee carefully consider this goal with respect to both new nominees and incumbent directors in accordance with the Company’s Director Nomination Policy. The Board assesses its effectiveness in achieving this goal during its annual self-assessment process.

The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. However, the Committee regularly considers the needs of the Company and the Board with respect to directors, particularly in light of the Company's strategic transformation, and if appropriate, the Committee will nominate new directors that best fit those needs. When nominating new directors, the Committee actively seeks individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.
Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominations” below. Copies of our Bylaws and Director Nomination Policy are available on our corporate website at www.blucora.com.
In addition, pursuant to our Director Nomination Policy, any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:
Chair, Nominating and Governance Committee
Blucora, Inc.
c/o Corporate Secretary
6333 North State Highway 161
Irving, Texas 75038
The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2017 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of Blucora’s common stock.
Director Compensation
Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. The Chief Executive Officer, as an employee of the Company, does not receive any compensation for serving on the Board of Directors and therefore is excluded from the director compensation table below. His compensation as an employee is included in the Summary Compensation Table. The Compensation Committee periodically reviews the non-employee director compensation program and makes recommendations to the Board of Directors as appropriate. The Committee has engaged Compensia, Inc., ("Compensia") as its independent compensation consultant to provide advice with respect to non-employee director compensation matters.  During 2016, Compensia reviewed and recommended updates for the Company’s peer group and provided related advice with respect to director compensation.  Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices.
Non-Employee Director Compensation Program for 2016
The Company’s non-employee director compensation program for 2016 consisted of annual cash retainers for board, committee, and chair service, and equity grants.
The annual cash retainers paid to non-employee directors for 2016 were as follows:

	Annual retainer paid to all members (including Chair)	Additional annual Chair retainer
Board of Directors	$20,000	$25,000
Audit Committee	$4,000	$14,000
Compensation Committee	$3,000	$8,000
Nominating and Governance Committee	$2,000	$5,000
Mergers and Acquisitions Committee (1)	$4,000	N/A
(1) The Mergers and Acquisitions Committee was dissolved on June 27, 2016.

The equity grants consisted of an initial grant to all newly elected or appointed directors and an annual grant. Each grant consists of stock options and RSUs. The number of shares granted is based on a set monetary value, with the specific number of shares granted based on the Company’s standard option valuation methodology in the case of stock options and on the price of our common stock at the time of the grant in the case of RSUs. The equity grants (in monetary value) for 2016 were as follows:

	Value of RSUs ($)	Value of Options ($)
Initial equity grants to all newly elected or appointed directors, including Board Chair (1)	$105,000	$45,000
Annual equity grants to all directors, including Board Chair and newly elected or appointed directors (2)	$105,000	$45,000
Additional annual equity grant to Board Chair (2)	$35,000	$15,000

(1)	Initial equity grants vest in three equal annual installments beginning on the first anniversary of the election or appointment date.

(2)
Annual grants are made on the date of the annual meeting of stockholders and vest in full on the first anniversary of the grant date, or, if sooner, the date of the next annual meeting of stockholders after the grant date, provided that the grantee continues to be a member of the Board or the Chairperson, as applicable, on such date. In the case of a newly appointed director who is not appointed on the date of the annual meeting of stockholders, a pro rata portion of this annual grant will be awarded based on the date of appointment.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.
The following table sets forth information concerning the value of compensation paid or awarded to each non-employee director for the year ended December 31, 2016 pursuant to the director compensation program described above:

	Fees earned or paid in cash	Stock awards (1)	Option awards (1)	Total
John E. Cunningham, IV(2)	$45,500	$140,000	$60,000	$245,500
David H.S. Chung(3)	$22,500	$105,000	$45,000	$172,500
Lance G. Dunn	$22,500	$105,000	$45,000	$172,500
Steven W. Hooper(4)	$32,000	$105,000	$45,000	$182,000
Elizabeth J. Huebner	$37,000	$105,000	$45,000	$187,000
Andrew M. Snyder(5)	$23,250	$105,000	$45,000	$173,250
Christopher W. Walters	$28,750	$105,000	$45,000	$178,750
Mary S. Zappone	$24,500	$105,000	$45,000	$174,500

(1)
The dollar amount for stock and option awards is the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock and option awards granted in 2016 are discussed in “Note 10: Stock-based Compensation” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	Mr. Cunningham retired from the Board on February 28, 2017.

(3)	Mr. Chung retired from the Board on February 28, 2017.

(4)	Mr. Hooper will retire from the Board effective immediately following the annual meeting.

(5)	Mr. Snyder has determined not to stand for re-election at the annual meeting.

All equity grants were awarded under the 2015 Plan. Stock awards consist of RSUs, with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options to purchase shares of our common stock. The Company does not coordinate the timing of equity grants with the release of material non-public information, as grants are made as of the annual meeting date or election or appointment date.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of the non-employee directors as of December 31, 2016. Unless indicated otherwise, these grants are expected to vest in full on May 24, 2017.

	Aggregate number of unvested RSUs	Aggregate number of options
		Unvested	Vested
John E. Cunningham, IV (1)	15,624	20,758	89,358
David H.S. Chung (2)	11,718	15,569	45,194
Lance G. Dunn	11,718	15,569	56,294
Steven W. Hooper	11,718	15,569	62,394
Elizabeth J. Huebner	11,718	15,569	62,594
Andrew M. Snyder	11,718	15,569	67,394
Christopher W. Walters	13,583	18,367	24,021
Mary S. Zappone	16,582	22,865	16,075

(1)
Upon Mr. Cunningham's retirement from the Board on February 28, 2017, 11,985 RSUs and 15,923 options vested, representing a pro rata portion of the grant based on the length of service by Mr. Cunningham in 2016.

(2)	Upon Mr. Chung's retirement from the Board on February 28, 2017, 8,989 RSUs and 11,943 options vested, representing a pro rata portion of the grant based on the length of service by Mr. Chung in 2016.
Director Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that are applicable to all non-employee directors, effective as of January 1, 2014. Under the terms of these guidelines, all non-employee directors are expected to acquire and hold shares of the Company’s common stock equal in market value to at least six times the value of the annual retainer paid to non-employee directors (excluding the additional retainers for the Chairman of the Board and teh chairs of the Board's committees). As described above, the amount of this retainer was $20,000 for 2016, non-employee directors will be expected to hold shares with a market value of at least $120,000. Non-employee directors who sat on the Board at the effective date of the guidelines are expected to hold this value of shares by January 1, 2019, and new non-employee directors elected or appointed after January 1, 2014 will be expected to hold this value of shares within five years of joining the Board. The Compensation Committee is responsible for administering and applying these guidelines.

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee of Blucora shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Blucora specifically incorporates it by reference into such filing.
Audit Committee Members
During all of 2016, Elizabeth Huebner served as Chair of the Audit Committee, and Lance Dunn and Steven Hooper served as members of the Audit Committee. Each member who served on the Audit Committee in 2016 is an independent director as defined in the NASDAQ rules and meets the independence criteria in the applicable SEC rules. Each member who served on the Audit Committee in 2016 meets the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Huebner is an “audit committee financial expert” under SEC rules and meets the financial sophistication and professional experience requirements set forth in the NASDAQ rules.
 Audit Committee Responsibilities
Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm, which for 2016 was Ernst & Young LLP, is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.
In this context, during 2016, the Audit Committee:

•	Discussed the overall scope and plans for audits with Ernst & Young;

•
Met and held discussions with Ernst & Young, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting, and Ernst & Young’s opinion thereof, and the overall quality of Blucora’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•
Discussed the matters required to be discussed with Ernst & Young by the statement on Auditing Standards No. 1031, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07;

•	Reviewed and discussed the unaudited and audited financial statements with management and Ernst & Young, including Ernst & Young’s opinion on the audited financial statements; and

•
Received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young its independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

Members of the Audit Committee:
Elizabeth Huebner, Chair
Lance Dunn
Steven Hooper

FEES PAID TO INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2016 AND 2015
The aggregate fees billed by the Company’s current independent registered public accounting firm, Ernst & Young LLP, to the Company and its subsidiaries during 2016 and 2015 were as follows:

	2016	2015
Audit fees	$1,583,186	$1,528,550
Tax fees	5,000	21,330
All other fees	1,995	119,775
Total fees	$1,590,181	$1,669,655
Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements and internal control over financial reporting for the year indicated. Tax fees were for state tax services (in 2016) and for services in connection with analyzing, estimating, and verifying our federal net operating loss carryforwards (in 2015). All other fees consist of fees for our annual subscription to Ernst & Young LLP’s Global Accounting & Auditing Information Tool, which the Company’s staff used when performing technical accounting research (in both 2016 and 2015), and a conflict minerals disclosure and reporting project (in 2015).
The Audit Committee pre-approves all audit and non-audit services to be performed by Blucora’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Ernst & Young of the non-audit services described above is compatible with Ernst & Young’s independence. After consideration, the Audit Committee has determined that Ernst & Young’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Ernst & Young in 2015 and 2016 were pre-approved by the Audit Committee in accordance with the foregoing policy.
TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures.    Under our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our CFO. If the CFO determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Policy, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction, and the process that led to it, are fair to the Company.
Related Person Transactions
In connection with the acquisition of HD Vest, certain members of HD Vest management rolled over a portion of the proceeds they would have otherwise received at the acquisition's closing into shares of the acquisition subsidiary through which the Company consummated the purchase of HD Vest. Roger Ochs, the former President and Chief Executive Officer of HD Vest, sold a portion of his shares to the Company in exchange for a promissory note with a principal amount of $6.4 million. The note is being paid over a three-year period, with 50% paid in year one, 40% paid in year two, and 10% paid in year three. The note bears interest at a rate of 5% per year. In 2016, the Company paid $3.2 million in principal and $160,000 in interest. As of March 31, 2017, $3.2 million in principal was outstanding under the the note.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
For all of 2016, Steven Hooper served as Chair of the Compensation Committee and Elizabeth Huebner, Christopher Walters and Mary Zappone served as members of the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. During 2016, none of the Company’s executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on the Blucora Board of Directors or its Compensation Committee.
INFORMATION REGARDING EXECUTIVE OFFICERS
The following table sets forth certain information as of March 31, 2017 with respect to our executive officers:

Name	Age	Position
John S. Clendening	54	President, Chief Executive Officer and Director
Eric M. Emans	43	Chief Financial Officer and Treasurer
Mark A. Finkelstein	58	Chief Legal & Administrative Officer and Secretary
Sanjay Baskaran	43	President, TaxAct, Inc.
Robert D. Oros	51	Chief Executive Officer, HD Vest
Pamela M. Turay	50	Chief Human Resources Officer
Mathieu F. Stevenson	38	Chief Marketing Officer
John Clendening became the Company’s President and Chief Executive Officer and a member of the Board of Directors on April 4, 2016. See the section on Continuing Directors on page 13 for a discussion of his experience and qualifications.
Eric Emans has served as the Company’s Chief Financial Officer and Treasurer since August 2011. Before being named to these roles, Mr. Emans had served as the Company’s Chief Accounting Officer, beginning in January 2008. Mr. Emans joined the Company as Corporate Controller in September 2006, but had previously held various positions at the Company from September 2003 to December 2005, including Manager, Revenue Assurance and Senior Manager, Finance. From December 2005 to September 2006, he served as Director, Mobile Operations, at Corbis Corporation, a provider of visual content and rights services. He began his career as an auditor at Deloitte & Touche LLP. Mr. Emans is a graduate of Western Washington University and the University of Washington.
Mark Finkelstein has served as Blucora’s Chief Legal & Administrative Officer and Secretary since September 2014. He oversees the company’s legal and compliance functions and serves as an advisor to senior management and the Board of Directors on legal and corporate strategy matters. From December 2011 through July 2014, he served as Executive Vice President - Corporate Development and General Counsel of Emeritus Corporation and, from May 2012 through July 2014, he served as the Corporate Secretary of Emeritus. Prior to joining Emeritus, Mr. Finkelstein served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, a specialized asset management firm. From 1986 to 2006, Mr. Finkelstein practiced law with Graham & Dunn P.C., where he specialized in mergers and acquisitions, complex financing strategies, and other corporate transactions. Mr. Finkelstein is also currently a member of the Board of Directors of Columbia Banking System, Inc., and Seattle Children's Hospital. Mr. Finkelstein is a graduate of The University of Michigan and The University of Michigan Law School.

Sanjay Baskaran was appointed President of TaxAct, Inc. in January 2017. Prior to joining the Blucora, Mr. Baskaran, served as General Manager, North America Credit Cards at Amazon, one of the world’s largest online retailers, from June 2015 through January 2017. Prior to working at Amazon, Mr. Baskaran served as Vice President, Analytics and Insights, North America at Visa Inc. from October 2013 through June 2015 and the Consumer Credit & Merchant Analytics Lead, North America from May 2011 through September 2013.  From February 2009 through May 2011 he served as Director, Global Cross Sell Marketing Strategy at HSBC Bank and as Director, Head of Ops Strategy & Business Transformation, HSBC Finance, Canada from March 2007 through February 2009.  He also held positions at Deloitte & Touche as a management consultant and Dr. Reddy’s Group as an executive in the company’s Latin America International Marketing group. Mr. Baskaran received a Bachelor of Technology in chemical engineering from Osmania University India and earned an MBA with a concentration in Supply Chain Management and Marketing from Michigan State University.
Robert D. Oros, was appointed Chief Executive Officer of HD Vest in February 2017. Mr. Oros most recently served as Executive Vice President and Head of the Registered Investment Advisors segment at Fidelity Clearing & Custody Solutions, a unit of Fidelity Investments, from January 2012 through January 2017. He served as a National Sales Manager at Trust

Company of America from October 2010 through January 2012, Executive Vice President and Head of Custom Clearing Services at LPL Financial from June 2009 through October 2010, and Senior Divisional Manager of Schwab Advisor Services at Charles Schwab from November 2002 through October 2007. Mr. Oros serves on the Board of Directors of the Invest in Others Charitable Foundation and the Board of Directors of the Foundation for Financial Planning. He has a Bachelor of Science in Finance and Economics from Central Michigan University.
Pamela M. Turay joined Blucora as Chief Human Resources Officer in October 2016. Prior to joining Blucora, Ms. Turay served as Senior Vice President Human Resources and Development for Jackson Hewitt Tax Service, Inc., a provider of full-service individual federal and state income tax preparation and related financial services from July 2015 through September 2016. From November 2012 through February 2015, Ms. Turay served as Senior Vice President Human Resources and Corporate Sales at 1-800-Flowers, a specialty manufacturer and retailer/director of branded premium gifts, quality fruit and gourmet food products marketed under the Harry & David® and Wolferman’s® brands. From August 2011 through March 2012 Ms. Turay served as Chief People Officer at Gibson Guitar Corp., a privately owned, global guitar, piano and pro-audio manufacturer. From November 2009 through July 2011, Ms. Turay served as Vice President Human resources at Musicians’ Friend, Inc. Ms. Turay is a graduate of Missouri State University and Baldwin-Wallace College.
Mathieu F. Stevenson joined Blucora as Chief Marketing Officer in October 2016. Prior to joining Blucora, Mr. Stevenson served as Chief Strategy Officer for Catalina Marketing Corporation, a marketing services company from September 2015 through October 2016. From December 2014 through October 2015, Mr. Stevenson was an Associate Partner, Market Leader at McKinsey Solutions, part of McKinsey Company, a world-wide management consultant firm, and from July 2012 through December 2014 was General Manager, Cities for HomeAway Inc. From July 2006 through July 2012, Mr. Stevenson served as Engagement Manager, Member of Marketing and Innovation Practices for McKinsey & Company. Mr. Stevenson is a graduate of the University of Texas and the Fuqua School at Duke University.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee (referred to as the “Committee” in this section) is composed entirely of independent directors and administers the executive officer compensation program of the Company. This Compensation Discussion and Analysis (“CD&A”) explains how the Committee designed and implemented the Company’s 2016 compensation programs with respect to the Named Executive Officers (“NEOs”).
Introduction
Named Executive Officers
This CD&A describes the compensation program generally applicable to all executive officers, but specifically discusses the compensation paid to the Company’s 2016 NEOs listed below:

•John S. Clendening, President and Chief Executive Officer (the "CEO")(1)
•William J. Ruckelshaus, former President and Chief Executive Officer(1)
•Eric M. Emans, Chief Financial Officer and Treasurer (the "CFO")
•Mark A. Finkelstein, Chief Legal & Administrative Officer and Secretary (the "CLO")
•Mathieu F. Stevenson, Chief Marketing Officer (2)
•Roger C. Ochs, former President and Chief Executive Officer of HD Vest(3)
•Bernard W. Luthi, President of the Company’s former subsidiary, Monoprice, Inc.(4)
•Peter M. Mansour, former President of Infospace LLC (5)
__________________________

(1)
Mr. Ruckelshaus ceased to be the Company’s President and Chief Executive Officer effective March 31, 2016. John Clendening became the Company’s President and Chief Executive Officer effective April 4, 2016.

(2)	Mr. Stevenson joined the Company as Chief Marketing Officer effective October 24, 2016.

(3)
Mr. Ochs ceased to be HD Vest’s Chief Executive Officer effective February 28, 2017, at which time he ceased to be an executive of the Company. Robert D. (“Bob”) Oros became Chief Executive Officer of HD Vest effective February 28, 2017.

(4)	The Company sold its Monoprice, Inc. subsidiary effective November 17, 2016, at which time Mr. Luthi ceased to be an executive of the Company.

(5)
Mr. Mansour ceased to be President of Infospace LLC effective July 1, 2016, in connection with the sale of substantially all of the assets of Infospace LLC on August 9, 2016, at which time he ceased to be an executive of the Company.

Strategic Transformation
In October 2015, the Company announced its plans to implement a strategic transformation to focus on the technology-enabled financial solutions market. In December 2015, we acquired HD Vest, which through its subsidiaries operates a leading U.S. tax-professional-oriented independent broker-dealer, providing wealth management solutions to financial advisors nationwide. The acquisition brought together HD Vest and the Company’s TaxAct business, a leading digital do-it-yourself tax preparation firm, and expanded the addressable market for both companies. As part of the strategic transformation, we divested our search and content business through the sale of the assets of our Infospace subsidiary in August 2016 and our e-commerce business through the sale of our Monoprice subsidiary in November 2016.
As part of our strategic transformation, the Company has recently taken several important steps. In April, 2016, the Company appointed John S. Clendening as President and Chief Executive Officer of the Company. Mr. Clendening succeeded Bill Ruckelshaus, who had served as our President and Chief Executive Officer since 2010. In late January 2017, the Company appointed Sanjay Baskaran as President of TaxAct. Mr. Baskaran succeeded JoAnn Kinztel, who had served as President of TaxAct since our acquisition of TaxAct in 2012. In late February 2017, the Company appointed Bob Oros as Chief Executive Officer of HD Vest. Mr. Oros succeeded Roger Ochs, who had served as the President and Chief Executive Officer of HD Vest since 1999. As announced on October 27, 2016, the Company intends to move its headquarters from Bellevue, Washington to Irving, Texas by June 2017. As a result of the headquarters move, the Company does not expect Mr. Emans or Mr. Finkelstein to remain with the Company beyond 2017.
Blucora’s executive compensation program is generally designed to attract, motivate and retain highly skilled executives with the business experience that management and the Committee believe are necessary for achievement of Blucora’s long-term business objectives to operate and grow the Company’s existing businesses and to leverage the potential synergies of our HD Vest and TaxAct subsidiaries.

Due to the strategic transformation and the period of transition and uncertainty relating to the Company’s leadership transition and headquarters move, the Company had the additional specific objective for 2016 to align incentives over the near to medium term to retain key leaders during the time of transition.
This CD&A describes the means through which the alignment of compensation elements to Company objectives was achieved and the degree to which Company performance affected executive compensation.
Compensation Philosophy and Goals
The Company’s executive compensation program is designed to increase stockholder value by attracting and retaining executives who can execute on the Company’s goals and by aligning the interests of those executives with the goals and interests of the Company and its stockholders. The 2016 executive compensation program applied this philosophy to the Company’s 2016 executive compensation program as follows:

•
Align the compensation of both existing and incoming executive management to the key operational and financial goals of the Company by making a significant portion of the compensation dependent upon achievement of specific Company and individual goals. Specifically, the annual performance-based cash bonus plan allocates a significant percentage of overall target compensation for executives to annual variable cash incentive bonuses based on operational and financial targets.

•
Align the compensation of existing executive management over the near- to medium-term to retain key leaders during a time of significant transition attributable to the strategic transformation and relocation of the Company’s headquarters. Specifically, the Company provided such key leaders with enhanced severance, modification of the terms of existing equity grants, and a new equity grant.

•
Provide compensation that is both fair to the Company and the executive and attracts and retains talented and qualified executives through the use of competitive but reasonable salaries and equity grants.

•	Ensure stockholder-management alignment through the use of equity grants that derive their value based on Company financial performance and the performance of the price of our common stock.
Consideration of the 2016 Say-on-Pay Vote
The Company holds advisory votes on the compensation of the Company’s Named Executive Officers (“Say-on-Pay”) at every annual meeting of stockholders. Of the stockholders who cast a vote in 2016 for or against the approval of the Company’s compensation of NEOs, 92% voted for approval. Although the Committee did not make any specific changes as a result of such Say-on-Pay vote, the Committee does monitor and consider the results of Say-on-Pay votes and will continue to consider results from future advisory votes as appropriate when making compensation decisions.
Elements of Compensation for 2016
The 2016 executive compensation program consisted of the following elements:
Annual Base Salary.    Each executive receives an annual base salary that is intended to provide a minimum fixed level of cash compensation that provides security and preserves an employee’s commitment during downturns in the relevant industries and/or equity markets. The Committee considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances the base salary with performance-based compensation elements to ensure that executive incentives are aligned with the Company’s objectives. The base salary is initially established by the Committee pursuant to employment or other agreements with the executives, and any annual changes thereafter are based on an evaluation of the Company’s performance and annual cash compensation budget, each executive’s performance, criticality of the role, experience of the executive, comparative market data, and internal pay equity (see discussion of the peer group below).

Annual Cash Incentive Bonus.    Executives are generally provided the opportunity to earn a variable performance-based cash incentive bonus. This bonus provides incentive for the achievement of the Company’s operational and financial goals as well as specific individual goals, assists in retaining, attracting, and motivating employees in the near-term, and provides a balance to the volatility of short-term equity prices and the related impact on the value of an executive’s equity holdings. Target annual bonuses, as a percentage of salary, are generally established upon commencement of an executive’s employment. The performance measures for the bonus plan are tied to important Company metrics, such as Revenue and Adjusted EBITDA for the CEO, CFO and CLO and, for the other NEOs, operational and financial metrics for the businesses they lead, as well as individual performance goals, each analyzed independently of each other.

Annual Long-Term Equity Grants.    The Company’s long-term equity incentive program is designed to be performance-oriented, competitive and flexible, providing incentive for executives to focus on long-term fundamentals and create long-term stockholder value. While the equity program is primarily intended to maintain stockholder-management alignment, the equity awards made under the program also serve to reward promoted employees, attract and retain highly qualified executives, promote a team environment and maintain the Company’s competitive position compared to the compensation programs of peer companies (see discussion of the peer group below) and other companies with which the Company competes for talent.

The 2016 long-term equity incentive program consisted of the following types of grants:

Restricted Stock Units.    RSUs provide upside incentive when the value of the Company’s stock appreciates, but also provide some down market protection. Because RSUs vest into shares of Company stock, they serve to create stockholder-management alignment. They also have high retention value because they vest over a period of time, typically three years, and unvested RSUs are generally forfeited when an executive’s employment ends.

Stock Options.    Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because individuals do not realize substantial value from stock options unless our stock price significantly improves following grant. They also typically vest over three years, and unvested options are generally forfeited when an executive’s employment ends.
In connection with the Company’s leadership transition that occurred in 2016, the CFO's employment agreement was amended to provide severance protection in the event his employment was terminated without cause or he terminated employment with good reason within 12 months of the hiring of a new chief executive officer. In connection with the relocation of the Company's headquarters, the CFO's and CLO's employment agreements were amended to provide for (a) relocation severance protection in the event of a relocation of their respective positions in 2017, and (b) an extension of the exercise period of their outstanding equity awards granted prior to October 25, 2016, to the later of one year following termination of their employment or June 30, 2018.
In addition, the Company made a one-time equity grant to the CFO in order to induce him to remain employed with the Company through October of 2017 in order to allow significant time to transition his position.

Compensation Decisions Made in 2016
In determining the compensation for the NEOs, the Committee generally focuses on “total target compensation,” which consists of base salary, target annual cash incentive bonus, and long-term equity incentive awards. In 2016, the Committee also took into consideration the uncertainty caused by the Company’s leadership transition and the need for related retention incentives. In line with the Company’s compensation philosophy, the Committee determines the amounts of each compensation element with the goal of balancing the need to retain key executives in a time of transition and the need to attract and retain quality executives with the desire to align the financial interests of those executives with the interests of the Company and its stockholders.

Annual Base Salary
The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. The following table sets forth the annual base salaries approved for the NEOs for 2016 and 2015:

Name	2016	2015	% Change
John S. Clendening	$500,000	$—	N/A
William J. Ruckelshaus	$490,000	$490,000	—%
Eric M. Emans	$358,800	$350,000	2.5%
Mark A. Finkelstein	$331,100	$325,000	1.9%
Mathieu F. Stevenson	$260,000	$—	N/A
Roger C. Ochs	$400,000	$—	N/A
Bernard W. Luthi	$320,000	$320,000	—%
Peter M. Mansour	$350,000	$350,000	—%

The salary adjustments made by the Committee for 2016 were intended to ensure that executives continue to be appropriately compensated, taking into account position responsibilities, individual performance, experience, comparable salaries at peer companies, identified below and internal pay equity. The base salaries for Messrs. Clendening and Stevenson were set in their employment agreements, which were approved by the Committee in the first and fourth quarters of 2016, respectively. Messrs. Emans and Finkelstein received a modest salary increase for 2016. The increases reflect both the Committee’s determinations regarding how their salaries compared to the market for similar positions at peer companies and the Committee’s consideration of the other elements listed above. The base salaries for Messrs. Ruckelshaus, Luthi and Mansour were not increased in light of the fact that their employment was to be terminated in 2016 in connection with the Company’s strategic transformation.
Annual Cash Incentive Bonus Plan
The 2016 annual cash incentive bonus plan (the "2016 Executive Bonus Plan") is based on the operational and financial metrics that the Committee considers to be the best proxies for the performance of each individual executive. The metrics used for Messrs. Clendening, Emans and Finkelstein were the Company’s 2016 financial targets for consolidated Blucora Revenue and consolidated Blucora Adjusted EBITDA. Messrs. Luthi’s and Mansour’s bonus plans were based on revenue and income for the businesses that they led. Mr. Ochs' bonus plan was based on revenue and income for the business he led, as well as other business metrics described below. Mr. Stevenson joined the Company in October 2016 and will be eligible to participate the Executive Bonus Plan in 2017. As a result of the Company’s leadership transition, Mr. Ruckelshaus did not participate in the 2016 Executive Bonus Plan. The 2016 Executive Bonus Plan also included a discretionary subjective element based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance.
The target bonus for each NEO is calculated based on a percentage of base salary, which is generally initially set upon commencement of an executive’s employment. The actual amount of the bonus paid varies depending on the percentage of achievement of each element of the bonus plan for the year. Each element is calculated separately, based upon the performance for the applicable metric, the weighting of that element, and the target bonus amount.

For each participating NEO, the target bonus percentage, the performance elements used, and the weighting of each element are set forth in the table below:

		Bonus performance elements (% of total bonus calculation)
Name	Target bonus percentage (% of base salary)	Blucora Revenue	Blucora Adjusted EBITDA	Segment Revenue	Segment Income	Segment Adjusted EBITDA	Other Segment Metrics	Discretionary
John S. Clendening	100%	30%	50%	—	—	—	—	20%
Eric M. Emans	60%	30%	50%	—	—	—	—	20%
Mark A. Finkelstein	60%	30%	50%	—	—	—	—	20%
Roger C. Ochs (1)	100%	—	—	20%	—	30%	30%	20%
Bernard W. Luthi (2)	60%	—	—	50%	50%	—%	—	—
Peter M. Mansour (3)	60%	—	—	50%	50%	—%	—	—

(1)	For Mr. Ochs, Other Segment Metrics consist of fee-based inflows (15%), production churn (5%), and new advisors (10%).

(2)	The bonus amount was pro rated based upon the closing date of the sale of Monoprice, Inc., subject to the sole discretion of the Committee.

(3)	The bonus amount was pro rated based upon the closing date of the sale of the assets of Infospace LLC, subject to the sole discretion of the Committee.
The operational and financial metrics selected by the Committee for the 2016 Executive Bonus Plan reflect the responsibilities of each executive. For Messrs. Clendening, Emans and Finkelstein, the bonus plan is based on metrics tied to overall Company performance, and for Messrs. Ochs, Luthi and Mansour, the bonus plan was primarily based on financial metrics tied to the businesses that they led. The Committee uses Revenue as a metric because it is a critical measure of the Company’s operations and growth. For purposes of the 2016 Executive Bonus Plan metrics, Blucora Revenue is net of advisor payout (cost of sales). The Committee uses Adjusted EBITDA (subject to normalizing adjustments) because it believes it is an important measure of the Company’s operating performance. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation expense and non-recurring and non-operating items. Specifically, Adjusted EBITDA focuses on the Company’s essential operating results by removing the impact of the Company’s capital structure (interest income from investments and interest expense from debt), asset base (depreciation and amortization), tax consequences, specified non-operating items, and specified non-cash items. A reconciliation of Adjusted EBITDA to the relevant GAAP financial figures can be found on pages 41 through 43 of the 2016 Annual Report on Form 10-K. For Mr. Ochs the Committee used revenue, Segment Adjusted EBITDA, and income from the segment he led, as well as metrics related to Fee Based Inflows, Production Churn and New Advisors. For Messrs. Luthi and Mansour the Committee used revenue and income from the segments they led. The metrics for Messrs. Ochs, Luthi and Mansour were considered by the Committee to be the best proxies for the growth and profitability of the businesses for which they were responsible.
As noted above, each NEO had a subjective discretionary element under the 2016 Executive Bonus Plan based on an assessment of individual performance. For all executives other than Mr. Clendening that assessment is made by the Committee but is based in part on the judgment of Mr. Clendening regarding each executive’s performance. For Mr. Clendening, the Committee makes the assessment of performance based on the Committee’s judgment and on a performance evaluation conducted by the Board of Directors.
The bonus percentages paid to NEOs for performance against the 2016 Company operational and financial targets are calculated using the following scales:
2016 Bonus Performance and Payout Scales

Business Unit	Range of Financial Performance in Bonus Payout Scale (% of financial target)	Range of Bonus Payout (% of target bonus)
Consolidated Blucora	Threshold of 89% to Maximum of 110%	50% at Threshold to Cap of 165%
Wealth Management Segment	Threshold of 89% to Maximum of 110%	50% at Threshold to Cap of 165%
Tax Preparation Segment	Threshold of 89% to Maximum of 110%	50% at Threshold to Cap of 165%
E-commerce Segment	Threshold of 89% to Maximum of 150%	50% at Threshold to Cap of 150%
Search Segment	Threshold of 89% to Maximum of 150%	50% at Threshold to Cap of 150%
The specific Company financial targets for 2016 for each metric used in calculating the NEO bonus payouts are set forth in the table below along with the Company’s actual performance for each of those metrics.

2016 Performance Targets vs. Actual Results (dollars in thousands)

Performance goal(1)	Target	Actual	Achievement %
Blucora Revenue	$239,091	$241,914	102%
Blucora Adjusted EBITDA	$97,569	$101,851	105%
Wealth Management Segment Revenue	$337,679	$316,546	94%
Wealth Management Segment Adjusted EBITDA	$50,973	$47,501	94%
Fee Based Inflows	$2,325	$1,774	77%
TTM Production Churn	$7,773	$7,959	98%
New Advisors	$580	$396	69%
E-commerce Segment Revenue(1)	$165,170	$130,408	93%
E-commerce Segment Income(1)	$11,139	$6,600	73%
Search Segment Revenue(1)	$87,467	$81,801	94%
Search Segment Income(1)	$12,787	$10,790	85%
(1) As noted elsewhere in this Proxy Statement, we sold substantially all of the assets of our Infospace business on August 9, 2016 and we sold our Monoprice business on November 17, 2016. As a result, E-commerce and Search segment revenue and income target amounts are based on the annual budgeted target amount and actual amounts represent the accrued amount as of the sale date.
The following table sets forth, for each of the participating NEOs, the target annual incentive bonus for 2016, the achievement percentage for each element of the 2016 cash incentive bonus plan, and the earned annual bonus for 2016.
2016 Target Bonus and Performance Achievement

	Target Annual Bonus (% of Base Salary)		Performance Target Achievement (%)			2016 Earned Annual Bonus
Name	% of Base Salary	($)	BCOR Revenue	Blucora Adjusted EBITDA	Discretionary	($)	% of Target
John S. Clendening (1)	100%	$500,000	102%	105%	100%	$381,695	103%
Eric M. Emans	60%	$215,280	102%	105%	100%	$221,954	103%
Mark A. Finkelstein	60%	$198,660	102%	105%	100%	$204,818	103%

(1)
Under his employment agreement, Mr. Clendening’s 2016 bonus was pro-rated to reflect the number of days of his employment in 2016; his bonus amount could be no less than 100% of the pro-rated bonus amount but could be more based on actual performance.

	Target Annual Bonus (% of Base Salary)		Performance Target Achievement (%)							2016 Earned Annual Bonus
Name	% of Base Salary	($)	Segment Revenue(1)	Segment Income(1)	Segment Adjusted EBITDA	Fee Based Inflows	TTM Production Churn	New Advisors	Discretionary	($)	% of Target
Roger C. Ochs	100%	$400,000	94%	N/A	94%	77%	98%	69%	100%	$271,600	67.9%
Bernard W. Luthi (2)	60%	$168,000	93%	73%	N/A	N/A	N/A	N/A	N/A	$50,400	30%
Peter M. Mansour (3)	60%	$105,000	70%	0%	N/A	N/A	N/A	N/A	N/A	$36,750	35%

(1)
As noted elsewhere in this Proxy Statement, we sold our Monoprice business November 17, 2016 and we sold substantially all of the assets of the Infospace business on August 9, 2016. As a result, E-commerce and Search segment revenue and income target achievement amounts represent the accrued amount as of the sale date.

(2)
As a result of the sale of Monoprice, Inc. on November 17, 2016, Mr. Luthi's accrued bonus amount transferred on the books of Monoprice, Inc. and as a result, he did not receive a bonus payment from the Company under the 2016 Executive Bonus Plan. The target annual bonus and % of target bonus represent the pro-rated target amount and % of target based on the date of his separation from the Company. Mr. Luthi received a payment of $250,000 in connection with the sale of Monoprice, Inc. pursuant to Amendment No. 2 to his Employment Agreement dated July 14, 2014, as amended January 22, 2016.

(3)
Mr. Mansour received a pro-rated bonus based upon the date of his separation of employment from the Company on July 7, 2016 in connection with the sale of substantially all of the assets of Infospace LLC. The target annual bonus and % of target bonus represent the pro-rated target amount and % of target based on the date of his separation from the Company. Mr. Mansour also received a payment of $250,000 in connection with the sale of substantially all of the assets of Infospace LLC pursuant to Amendment No. 2 to his Employment Agreement dated October 6, 2014, as amended January 22, 2016.

Under the 2016 Executive Bonus Plan, each NEO, excluding Messrs. Luthi and Mansour, had a subjective discretionary element based on an assessment of individual performance. For each executive other than Mr. Clendening, that assessment was based in part on the judgment of Mr. Clendening regarding such executive’s performance. For Mr. Clendening, the Committee conducted a performance evaluation. This discretionary element for 2016 accounted for 20% of the total target bonus for NEOs. To calculate the payout for the discretionary element, the percent achievement for the individual objectives was established at a level between 0% and 100%, and that achievement level was then multiplied by the level of achievement of the applicable financial performance metrics to produce the payout percentages. Based on its subjective evaluation of each NEO’s overall performance, partially informed by the annual performance evaluation for each NEO (conducted by the Board in the case of Mr. Clendening, and by Mr. Clendening in the case of the other NEOs), the Committee determined that the NEOs were entitled to a payout for the discretionary element at a rate of 100% as set forth in the table above.
Annual Long-Term Equity Grants
For 2016, the Committee used a long-term equity compensation program consisting of RSUs and stock options. The factors considered by the Committee in determining the size of the grants made to the NEOs include past equity practices, the amount of equity held by each executive at the time, comparative market data with reference to our peer group (see peer group discussion below), retention initiatives in light of the Company's leadership transition, employment agreements entered into at the time of hire, and the Committee’s subjective evaluation of value provided by the executive. In general, the Committee attempts to align executive interests with stockholders through the use of equity grants in the form of stock options and RSUs that derive their value based on Company financial performance and the performance of the price of our common stock, thus encouraging the executives to increase stockholder value. The volatility and the related potential for incentivizing excessive risk-taking inherent in stock options is partially offset by the relative stability of the RSUs grants, which vest into shares of common stock and thus increase or decrease in value in direct proportion to any increase or decrease in the price of the common stock. As noted above, the equity awards also have high retention value because they vest over a period of time, typically three years, and unvested awards are generally forfeited when an executive’s employment ends.
In connection with our acquisition of HD Vest, on January 1, 2016, Mr. Ochs’ received 625,000 time-based stock options and 625,000 performance-based stock options (“PSOs”). The time-based stock options vest over a three-year period. The PSOs can be earned 33.33%, or 208,333 shares, in each of the three annual performance periods based on certain Adjusted EBITDA goals for the Company’s Wealth Management Segment. In each performance period Mr. Ochs can earn from 0% to 100% of the 208,333 shares. For the 2016 annual performance period, the Adjusted EBITDA target for the Company's Wealth Management segment was $54 million. The as reported Adjusted EBITDA for the Company's Wealth Management segment(reported as segment operating income) was $46.3 million for 2016. After certain normalizing adjustments the Committee determined in the first quarter of 2017 that Mr. Och's PSO was earned at 88% of target, which resulted in 183,333 earned shares underlying the PSO.
2016 NEO equity grants are set forth in the following table (Mr. Ochs’ PSO is shown at the estimated target level payout for the award as of December 31, 2016 of 83%):

	Stock Awards (RSUs)	Options	Total Equity Awards
John S. Clendening	$2,490,000	$1,404,101	$3,894,101
William J. Ruckelshaus(1)	$—	$—	$—
Eric M. Emans(2)	$544,990	$986,494	$1,531,484
Mark. A. Finkelstein	$209,993	$503,662	$713,655
Mathieu F. Stevenson	$329,999	$733,340	$1,063,339
Roger C. Ochs(3)	$—	$2,238,648	$2,238,648
Bernard W. Luthi(4)	$—	$—	$—
Peter M. Mansour(4)	$—	$—	$—
_______________

(1)	In light of the Company’s leadership transition, Mr. Ruckelshaus did not receive an equity grant in 2016 under the Company’s equity compensation plan.

(2)	Includes annual equity grants under the Company’s equity compensation program as well as a one-time equity grant in order to induce Mr. Emans to remain employed with the Company through October 2017.

(3)
The value of Mr. Och's options awards is comprised of time-based options and a PSO and includes the grant date fair value for the PSO for the first performance period calculated based on the estimated target level payout for the award at December 31, 2016 of 83%. The Committee determined in the first quarter of 2017 that Mr. Ochs’ PSO was earned at 88% of target, which resulted in 183,333 earned shares underlying the option. The PSO is exercisable for a period of three months following Mr. Ochs’ separation from the Company on March 31, 2017.

(4)	In light of the planned sale of the Monoprice, Inc. and Infospace LLC businesses, Messrs. Luthi and Mansour did not receive equity grants under the Company’s equity compensation program.
See “Grants of Plan-Based Awards in 2016” under “Compensation of Named Executive Officers” below for further specific information on equity grants to NEOs in 2016.

Realizable 2016 Pay

The Compensation Committee believes that an NEO’s actual compensation should reflect the Company’s performance. The substantial majority of NEO compensation is composed of variable cash bonus awards and equity awards that derive their value based on Company financial performance and the performance of the price of our common stock. As a result, much of the NEOs' target total compensation opportunity is “at risk”, and there can be no assurance that the target amount of the bonuses will be awarded, that the grant date fair values reported for the equity awards will reflect their actual economic value, or that comparable amounts will ever be realized by the NEOs.

As a general matter, an executive’s base salary amount is fixed and the cash bonus amount typically depends on Company and individual performance. The value of the RSU grants vary with the price of the Company’s common stock, and the value of the option grants are dependent on the price of the common stock rising above the price on the date of grant.

The table below compares the 2016 target total compensation for Mr. Clendening, President and Chief Executive Officer, to the actual realizable pay at the end of 2016. Mr. Clendening was guaranteed a bonus for 2016 of no less than 100% of his prorated target bonus amount of $500,000. The equity amounts listed below are the targets set by the Committee, and approximately reflect the grant date fair values reported in the Summary Compensation Table below. The Realizable Pay equity amounts listed below assume 100% acceleration of the 2016 equity grants as of December 31, 2016 and the closing price of the common stock on that date (i.e., $14.75). Since none of these awards had actually vested at that time, the amount actually realized by Mr. Clendening, if any, upon vesting and exercise may vary from this figure. The amounts for the bonus payouts and the salaries are the actual amounts paid for 2016.

Target Versus Realizable Pay at December 31, 2016: John S. Clendening, President and Chief Executive Officer

	Salary		Bonus	RSUs	Options	Total
Target Total Compensation	$375,000	(1)	$375,000	$2,490,000	$1,404,101	$4,644,101
Realizable Pay	$375,000		$381,695	$8,304,500	$6,268,750	$15,704,945
__________

(1)	Represents 100% of Mr. Clendening's prorated salary and target bonus amount of $500,000.
Compensation Process and Policies
Compensation Process
The Committee seeks to design a compensation program that reflects the Company’s compensation philosophy and creates incentives to achieve the Company’s objectives. Toward that end, the Committee solicits and receives input from a number of sources, including management, and its independent compensation consultant, Compensia.
Although the Committee considers these sources of information, it uses its own discretion, based on the experience, knowledge, and diligence of its own members, to determine the compensation elements used in the compensation program and the value of each element for each of the executives. This discretion is, by its nature, subjective. There is no set formula for how the Committee determines exactly how much value it places on any one element, or how any one element will compare to another element. The Board has selected the Committee members for their experience and abilities in determining compensation, and the Committee feels that a subjective determination by its members, after consideration of objective sources, is the most appropriate way for it to exercise its duties to the Board, to the Company, and to stockholders.
Advisors Used in Compensation Determinations
Independent Consultant.  The Committee has engaged Compensia as its independent compensation consultant to provide advice with respect to non-employee director and executive officer compensation matters. The Committee solely approved all engagement fees and other retention terms of Compensia and determined Compensia’s responsibilities. During 2016, Compensia reviewed and recommended updates for the Company’s peer group, and provided advice with respect to executive and director compensation. The Committee’s engagement of Compensia for 2016 included a market study of relevant compensation elements for the executive officers, which the Committee used to assess market conditions and the competitiveness of the existing compensation program. Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices. The

Committee has assessed the independence of Compensia pursuant to applicable SEC and NASDAQ rules and concluded that Compensia’s work for the Committee does not raise any conflict of interest.
Management and Other Employees.  Compensia and the Committee consulted regularly with our CEO, CFO, and CLO regarding the design and implementation of the 2016 executive compensation program. Matters consulted on include the Committee’s compensation philosophy and objectives; review of the experience, current performance, and other subjective factors for each executive officer; the preferred performance metrics and performance targets for the annual bonus program; recommended adjustments for performance metrics; and other financial and operational issues related to compensation. The Committee has historically consulted with the CEO and CFO because they have significant involvement in and knowledge of the Company’s business goals, strategies, and performance; the overall effectiveness of executive officers; and each person’s individual contribution to the Company’s performance. The Company’s CLO was also consulted regarding legal issues related to compensation.
The Committee takes management’s recommendations into consideration, but retains the discretion to modify such recommendations, and reviews such recommendations for their reasonableness based on its compensation philosophy and related considerations. The CEO, CFO, and CLO are regularly invited to attend Committee meetings. The Committee generally meets in executive session outside the presence of management to review the performance of, and determine the compensation of, the CEO, CFO, and CLO. The Company’s legal advisors, human resources department, and corporate accounting department also support the Committee in developing and administering the Company’s compensation plans and programs.
Peer Group
The Committee, upon the advice of Compensia, periodically adjusts the executive compensation peer group to ensure continued appropriateness in light of the Company’s financial and business characteristics. In 2016, Compensia provided peer group comparison data for the Company’s executive officers with respect to salary, annual cash incentive bonus, and equity grants. The Committee used this data for background and context when setting the amounts of the various compensation elements for 2016, but did not tie any compensation decisions directly to this data. The peer group recommended by Compensia and approved by the Committee for comparison of 2016 compensation consisted of 17 companies, primarily in the technology and financial services industries, with similar revenue range and market cap as Blucora. This group of 17 companies, is as follows:

Angie's List	Cohen & Steers	Financial Engines	Liquidity Services
Bankrate	DHI Group*	GAMCO Investors	Monster Worldwide
Bottomline Technologies	Ebix*	IntraLinks Holdings*	Virtus Investment Partners
Callidus Software*	Envestnet	Lifelock	Web.com Group
WisdomTree Investments*

Compensia also provided the 2015 peer group, which included 18 companies. In 2016 Compensia and the Committee reviewed the peer group in light of the strategic transformation. As a result of this review, the companies marked by an asterisk were added to the peer group. Constant Contact was removed from the peer group because it was acquired and Blackbaud, RealPage, Medidata Solutions, NIC and WebMD Health were removed because, as a result of the strategic transformation, their industry was no longer comparable to the Company's industry.

Compensation Policies
In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incent executives and to protect Company and stockholder interests.
Executive Employment Agreements; Severance Payments.    The Company uses employment agreements to retain and attract highly qualified executives in a competitive market and currently has employment agreements with all of its executive officers. The Company believes that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The employment agreements generally include a specific base salary and a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan. The employment agreements also include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. See "Potential Payments upon Termination or Change in Control" below.

Timing and Pricing of Share-Based Grants.  The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. In accordance with the 2015 Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by NASDAQ) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant).
Executive Incentive Compensation Recoupment Policy.  Pursuant to the Company’s Executive Incentive Compensation Recoupment Policy, if the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, then the Company shall, to the extent permitted by law, require reimbursement from current and former executive officers for incentive compensation awarded or received by them at any time during the three-year period preceding the date on which the Company is required to prepare the restatement, to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to such restatement, as determined by the Board of Directors in its sole discretion. The right to recoupment set forth in the policy includes recoupment of both cash and equity and is in addition to any other rights that the Company may have against any executive officer, including any remedies at law or in equity. The policy is administered by the Committee.
 Prohibition Against Short Selling, Hedging, or Pledging of Company Securities.  The Company’s Insider Trading Policy prohibits any director, officer, or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers, and employees from pledging the Company’s securities as collateral for loans.
Perquisites.  The Company has historically maintained a conservative approach to providing perquisites to executive officers. The limited perquisites offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites offered to executives are generally offered to all employees. Although offered to all employees, the $150,000 life insurance plan, for which the Company pays the premium, is not offered at the same level to every employee for which the Company pays the premium. The life insurance plan provides a benefit of two times the annual salary of each employee, capped at $250,000. All employees with a salary of at least $75,000 enjoy the same life insurance benefit offered to the executive officers. In addition, although all employees receive a mobile technology stipend, executives receive a $150 per month stipend, while directors and vice presidents receive $100 per month and all other salaried employees receive $50 per month.
Limits on Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the principal financial officer). The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan. The Committee considers, among other things, the impact of this exclusion for performance-based compensation when developing and implementing our executive compensation programs. While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes. Therefore, amounts paid under any of our executive compensation programs may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.
Chief Executive Officer Stock Ownership Guidelines. In April 2017, the Board adopted stock ownership guidelines that are applicable to the Company’s CEO, effective as of January 1, 2017. Under the terms of these guidelines, the CEO is expected to acquire and hold shares of the Company’s common stock equal in market value to at least five times the CEO’s annualized base salary calculated as of December 31 of each year. The CEO is expected to hold this value of shares within five years of becoming CEO of the Company. The Committee is responsible for administering and applying these guidelines.

COMPENSATION COMMITTEE REPORT
In 2016, Steven Hooper, Elizabeth Huebner, Christopher Walters, and Mary Zappone served on the Compensation Committee.
Management has prepared the Compensation Discussion and Analysis section of this Proxy Statement. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Steven Hooper, Chair
Elizabeth Huebner
Christopher Walters
Mary Zappone

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth information concerning 2016 compensation for each of the Named Executive Officers, and prior year compensation to the extent applicable:

Name and principal position	Year	Salary	Bonus (1)	Stock awards (2)	Option awards (2)	Non-equity incentive plan compensation (3)	All other compensation (4)	Total
John S. Clendening (5)	2016	$375,000	$381,695	$2,490,000	$1,404,101	—	$152,659	$4,803,455
President and Chief Executive Officer

William J. Ruckelshaus	2016	$122,500	—	—	—	—	$1,513,615	$1,636,115
Former President and Chief Executive Officer	2015	$490,000	—	$539,993	$1,319,816	$241,897	$14,533	$2,606,239
	2014	$475,000	—	$584,972	$1,342,732	$47,500	$11,595	$2,461,799
Eric M. Emans	2016	$358,800	—	$544,990	$986,494	$221,954	$13,000	$2,125,238
Chief Financial Officer and Treasurer	2015	$350,000	—	$247,494	$604,915	$131,670	$13,009	$1,347,088
	2014	$325,000	—	$266,988	$612,830	$39,000	$10,149	$1,253,967
Mark A. Finkelstein	2016	$331,100	—	$209,993	$503,662	$204,818	$13,792	$1,263,365
Chief Legal & Administrative Officer and Secretary	2015	$325,000	—	—	—	$114,465	$13,772	$453,237
	2014	$83,750	$49,685	$299,999	$705,349	—	$2,168	$1,140,951
Mathieu F. Stevenson (5)	2016	$50,000	—	$329,999	$733,340	—	$2,598	$1,115,937
Chief Marketing Officer

Roger C. Ochs (5)(6)	2016	$400,806	—	—	$2,238,648	$271,600	$11,800	$2,922,854
Chief Executive Officer of HD Vest

Bernard W. Luthi	2016	$269,545	—	—	—	—	$796,861	$1,066,406
President of former subsidiary Monoprice, Inc.	2015	$320,000	—	$199,997	—	$67,202	$11,014	$598,213
	2014	$151,388	$109,951	$239,992	$567,184	—	$3,939	$1,072,454
Peter M. Mansour	2016	$179,038	—	—	—	$36,750	$842,571	$1,058,359
Former President of InfoSpace LLC	2015	$350,000	—	—	—	$37,800	$12,321	$400,121
	2014	$84,808	$150,055	$1,499,991	$662,145	—	$421	$2,397,420

(1)
Bonus consists of a pro-rated amount guaranteed to Mr. Clendening in 2016, and signing bonuses provided to Mr. Luthi and Mr. Mansour and pro-rated amounts provided to Mr. Finkelstein, Mr. Luthi, and Mr. Mansour in lieu of their participation in the 2014 Executive Bonus Plan.

(2)
Stock awards consist of RSUs granted under the 1996 Plan and 2015 Plan. Each RSU represents the right to receive one share of our common stock upon vesting. Option awards consist of options granted under the 1996 Plan and 2015 Plan to purchase shares of our common stock. The dollar amount for stock and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. Assumptions used in the valuation of stock and option awards granted in 2016 are discussed in “Note 12: Stock-Based

Compensation” of the Notes to Consolidated Financial Statements (Part II Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of stock options for Mr. Ochs, which are comprised of time-based and performance-based stock options, includes the grant date fair value for the performance-based stock options for the first performance period calculated based on the estimated target level of payout for the award of 83%. The total aggregate grant date fair value of Mr. Och’s stock awards, including the time-based and performance-based stock options assuming the highest level of payout for the performance in the first performance period against assigned targets, would be $2,328,376.

(3)
Non-equity incentive compensation consists of amounts earned under the Executive Bonus Plan for the applicable year and paid out upon final determination of the amounts by the Compensation Committee. For Mr. Mansour, the amount reflects his pro rated earned bonus through June 30, 2016.

(4)
All other compensation in 2016 consists of perquisites that are primarily non-discriminatory fringe benefits generally available to employees, such as the 401(k) employer’s match, mobile communications reimbursement (“Mobile”), health club subsidy, and life insurance premiums. Mr. Clendening and Mr. Stevenson also received reimbursement of their relocation expenses (“Relocation”), and Mr. Clendening incurred legal fees in connection with his hiring and relocation that the Company paid. Mr. Ruckelshaus, Mr. Luthi, and Mr. Mansour received lump sum severance payments in connection with the termination of their employment in 2016. In addition, Mr. Luthi and Mr. Mansour received acquisition payments in connection with the sales of their respective businesses in 2016. A summary of all other compensation is as follows:

Name	401(k) match	Mobile	Health club subsidy	Life insurance premiums	Parking benefit	HSA match	Relocation	Legal fees paid by company	Severance	Acquisition Payment	Total
John S. Clendening	$10,600	$1,275	$240	$404	—	—	$110,140	$30,000	—	—	$152,659
William J. Ruckelshaus	$10,600	$525	$90	$149	$285	—	—	—	$1,501,966	—	$1,513,615
Eric M. Emans	$10,600	$1,800	$360	$240	—	—	—	—	—	—	$13,000
Mark A. Finkelstein	$10,600	$1,800	$360	$1,032	—	—	—	—	—	—	$13,792
Mathieu F. Stevenson	$1,600	$300	—	$37	—	—	$661	—	—	—	$2,598
Roger C. Ochs	$10,600	—	—	—	—	$1,200	—	—	—	—	$11,800
Bernard W. Luthi	$10,600	—	—	$366	—	—	—	—	$535,895	$250,000	$796,861
Peter M. Mansour	$8,889	$1,050	—	$194	—	—	—	—	$582,438	$250,000	$842,571

(5)	Mr. Clendening, Mr. Stevenson, and Mr. Ochs became executive officers of the Company upon their hire dates of April 4, 2016, October 24, 2016, and January 1, 2016, respectively.

(6)	Mr. Ochs salary includes $806 of commissions paid to Mr. Ochs in connection with the sale of certain insurance products to immediate family members.
Employment Agreements.    The Company has entered into an employment agreement with each of its NEOs (see “Compensation Discussion and Analysis” above for further details) that establishes their initial base salary and initial target incentive bonus. The Compensation Committee reviews these amounts on an annual basis, and adjusts them as appropriate. Mr. Clendening's salary, as set forth in his April 2016 employment agreement, was $500,000 for 2016, with a target incentive bonus at 100% of his base salary (each pro rated based on the number of days Mr. Clendening was employed by the Company in 2016). Mr. Emans’ base salary was adjusted by the Compensation Committee to $358,500 for 2016, with a target incentive bonus of 60% of his base salary. Mr. Finkelstein's base salary was adjusted by the Compensation Committee to $331,000 for 2016, with a target incentive bonus of 60% of his base salary. Mr. Och's October 2015 employment agreement set his base salary at $400,000, with a target bonus 100%, plus up to an additional 50% in the event the performance metrics in such employment agreement were exceeded. Mr. Stevenson's October 2016 employment agreement set his base salary at $260,000, with a 40% target bonus. Mr. Luthi’s July 2014 agreement set his base salary at $320,000, with a 60% target incentive bonus. Mr. Mansour’s October 2014 agreement, set his base salary at $350,000, with a 60% target incentive bonus. Messrs. Luthi and Mansour left the Company in November 2016 and July 2016, respectively, in connection with the sale of their respective business units.

2016 Grants of Plan-Based Awards
The following table sets forth certain information regarding non-equity and equity plan-based awards granted by the Company to the NEOs in 2016:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards (1)			Estimated possible payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price per share of option awards	Grant date fair value of stock and option awards (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
John S. Clendening	4/4/2016	—	—	—	—	—	—	425,000	—	—	$2,490,000
	4/4/2016	—	—	—	—	—	—	—	850,000	$4.98	$1,404,101
		—	$500,000	$760,000	—	—	—	—	—	—	—
William J. Ruckelshaus	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
		$73,500	$490,000	$744,800	—	—	—	—	—	—	—
Eric M. Emans	1/4/2016	—	—	—	—	—	—	35,168	—	—	$344,998
	1/4/2016	—	—	—	—	—	—	—	287,206	$9.81	$827,446
	10/25/2016	—	—	—	—	—	—	16,877	—	—	$199,992
	10/25/2016	—	—	—	—	—	—	—	52,320	$11.85	$159,048
		$32,292	$215,280	$327,226	—	—	—	—	—	—	—
Mark A. Finkelstein	1/4/2016	—	—	—	—	—	—	21,406	—	—	$209,993
	1/4/2016	—	—	—	—	—	—	—	174,821	$9.81	$503,662
		$29,799	$198,660	$301,963	—	—	—	—	—	—	—
Mathieu F. Stevenson	10/24/2016	—	—	—	—	—	—	27,848	—	—	$329,999
	10/24/2016	—	—	—	—	—	—	—	201,434	$11.85	$733,340
		$23,400	$156,000	$237,120	—	—	—	—	—	—	—
Roger C. Ochs	1/1/2016	—	—	—	—	145,833	208,333	—	—	—	$438,084
	1/1/2016	—	—	—	—	—	—	—	625,000	$9.80	$1,800,564
		$10,000	$400,000	$806,000	—	—	—	—	—	—	—
Bernard W. Luthi	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—		—	—	—
		$48,000	$192,000	$288,000	—	—	—	—	—	—	—
Peter M. Mansour	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
		$52,500	$210,000	$315,000	—	—	—	—	—	—	—

(1)
Represents the possible range of possible cash payouts under the 2016 annual cash incentive bonus plan. Actual amounts earned, as determined by the Committee in the first quarter of 2016, are reflected in the 2016 Summary Compensation Table under Non-Equity Incentive Plan Compensation. See “Compensation Discussion & Analysis—Elements of Compensation for 2016—Annual Cash Incentive Bonus Plan.” Mr. Clendening was guaranteed a bonus for 2016 of no less than 100% of his prorated target bonus amount of $500,000.

(2)
Represents the possible range of payout amounts under Mr. Och's PSOs, which can be earned 33.33%, or 208,333 shares, in each of three annual performance periods based on certain Adjusted EBITDA goals for the Company’s Wealth Management Segment. In each performance period, Mr. Ochs can earn from 0% to 100% of the 208,333 shares.

(3)
The dollar amount for stock and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. Assumptions used in the valuation of stock and option awards granted in 2016 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value of stock options for Mr. Ochs, which are comprised of time-based and performance-based stock options, includes the grant date fair value for the PSOs for the first performance period calculated based on the estimated target level of payout for the award at December 31, 2016 of 83%. The earned amount of the PSO as determined and certified by the Committee in the first quarter of 2017 was based on 88% achievement of the performance goals, which entitled Mr. Ochs to 183,333 options. The options vested 100% on the date of certification.

Non-equity Incentive Plan Awards.    The estimated possible payouts show the potential value of the payout for each NEO under the 2016 Blucora Executive Bonus Plan if the threshold, target, or maximum performance measure goals are satisfied, as described in the CD&A above. The possible payouts were performance-driven and therefore were completely at risk. As described in the CD&A, the targets are set to be challenging and to require significant effort for their achievement. The threshold amount described above is based on meeting only the smallest of the financial performance goals at the threshold range, and assumes that the percentage that can be awarded for individual discretionary objectives is not achieved. Actual payments under these awards are included in the non-equity incentive plan compensation column of the Summary Compensation Table.

Stock Awards and Option Awards.    All other stock awards and all other option awards consist of RSUs and stock options granted under the 2015 Plan and 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting, and the options represent the right to purchase shares of our common stock. The exercise or base price per share of option awards column consists of the strike price for options granted. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date. Mr. Ochs received a performance-based option, as described above.
Outstanding Equity Awards at 2016 Fiscal Year End
The following table sets forth information concerning unexercised options and unvested RSUs outstanding as of December 31, 2016 for each of the NEOs:

			Options Awards (1)					Stock Awards (1)
			Number of securities underlying unexercised options		Equity incentive plan awards: Number of securities underlying unexercised unearned options (3)	Option exercise price/share	Option expiration date	Number of shares or units of stock that have not vested (1)	Market value of shares or units of stock that have not vested (2)
Name	Grant date		Exercisable	Not exercisable
John S. Clendening	4/4/2016	(4)	150,000	850,000	—	$4.98	4/4/2023	—	—
	4/4/2016		—	—	—	—	—	425,000	$6,268,750
William J. Ruckelshaus	5/11/2010		11,100	—	—	$8.74	5/11/2017	—	—
	6/15/2011		800,000	—	—	$8.74	6/15/2018	—	—
	1/3/2012		200,000	—	—	$11.39	1/3/2019	—	—
	1/2/2013		220,000	—	—	$16.14	1/2/2020	—	—
	1/2/2014		161,538	—	—	$28.73	1/2/2021	—	—
	1/14/2015		359,444	—	—	$12.97	1/14/2022	—	—
Eric M. Emans	3/29/2010		25,000	—	—	$10.78	3/29/2017	—	—
	11/17/2011		125,000	—	—	$8.51	11/17/2018	—	—
	1/2/2013		106,000	—	—	$16.14	1/2/2020	—	—
	1/2/2014		61,445	12,282	—	$28.73	1/2/2021	—	—
	1/2/2014		—	—	—	—	—	1,548	$22,833
	1/14/2015		82,373	82,372	—	$12.97	1/14/2022		—
	1/14/2015		—	—	—	—	—	9,540	$140,715
	1/4/2016		—	287,206	—	$9.81	1/4/2023	—	—
	1/4/2016		—	—	—	—	—	35,168	$518,728
	10/25/2016	(5)	—	52,320	—	$11.85	10/25/2023	—	—
	10/25/2016	(5)	—	—	—	—	—	16,877	$248,936
Mark A. Finkelstein	9/30/2014		110,243	55,111	—	$15.24	9/30/2021	—	—
	9/30/2014		—	—	—	—	—	6,560	$96,760
	1/4/2016		—	174,821	—	$9.81	1/4/2023	—	—
	1/4/2016		—	—	—	—	—	21,406	$315,739
Mathieu F. Stevenson	10/24/2016		—	201,434	—	$11.85	10/24/2023	—	—
	10/24/2016		—	—	—	—	—	27,848	$410,758
Roger. C. Ochs	1/1/2016		—	625,000	—	$9.80	1/1/2023	—	—
	1/1/2016		—	—	625,000	$9.80	1/1/2023	—	—
Bernard W. Luthi	7/14/2014		112,385	—	—	$17.44	7/14/2021	—	—
Peter M. Mansour	10/6/2014		150,000	—	—	$15.34	10/6/2021	—	—

(1)
Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date, except as noted below.

(2)	The market value of unvested RSUs is based on the closing price of our common stock on December 31, 2016, which was $14.75 per share.

(3)
PSOs can be earned 33.33%, or 208,333 shares, in each of three annual performance periods based on certain Adjusted EBITDA goals for the Company’s Wealth Management Segment. In each performance period Mr. Ochs can earn from 0% to 100% of the 208,333 shares. The earned amount of the PSO for the first performance period as determined and certified by the Committee in the first quarter of 2017 was based on 88% achievement of the performance goals, which entitled Mr. Ochs to 183,333 options. The options vest 100% on the date of certification.

(4)
15% of Mr. Clendening's option award vested on April 4, 2016. The remainder will vest 33.33% on April 4, 2017 and approximately 16.67% will vest at the end of each six month period thereafter, such that the option will be fully vested on April 4, 2019.

(5)	100% of Mr. Eman's award vests and will be fully exercisable on October 25, 2017.

2016 Option Exercises and Stock Vested
The following table sets forth for each of the NEOs the number of shares acquired upon exercise of stock options and vesting of RSUs during 2016, and the value realized upon such exercise and vesting. The value realized upon exercise of stock options and vesting of RSUs is before the withholding of any taxes.

	Option awards			Stock awards
Name	Number of shares acquired on exercise		Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
John S. Clendening	—		—	75,000	$373,500
William J. Ruckelshaus	7,500		$13,275	60,310	$430,758
Eric M. Emans	52,500	(3)	$86,100	13,972	$141,183
Mark A. Finkelstein	—		—	6,563	$53,682
Mathieu F. Stevenson	—		—	—	—
Roger C. Ochs	—		—	—	—
Bernard W. Luthi	—		—	24,594	$300,892
Peter M. Mansour	—		—	65,188	$715,112

(1)
The value realized on exercise was calculated by multiplying the number of shares acquired upon exercise of stock options by the difference between the market price of the Company’s common stock per share upon exercise and the exercise price per share.

(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

(3)	Options were exercised through a net exercise with the Company.
Potential Payments upon Termination of or Change in Control
Termination or Change in Control as of December 31, 2016
In connection with the Company's strategic transformation, on March 31, 2016, William Ruckelshaus’ employment with the Company terminated, thereby triggering under his employment agreement severance payments, the immediate vesting in full of his outstanding equity awards, and a 24-month exercise period with respect to his stock options. As a result, in April 2016, the Company paid Mr. Ruckelshaus a severance payment of approximately $1.5 million, representing the sum of 150% of his base salary, 150% of his target bonus, and a lump sum equal to 18 months of COBRA insurance premiums. In addition, in connection with the transition to a new President and Chief Executive Officer, Mr. Ruckelshaus entered into a Consulting Agreement with the Company pursuant to which Mr. Ruckelshaus agreed to provide up to ten hours per month of transition consulting services. In consideration for such services, the Company agreed to pay Mr. Ruckelshaus a lump sum payment of $10,000 and extend the exercise period of his stock options for an additional 12 months, thereby extending the exercise period of his options for a total of 3 years from his termination date.
In connection with the sale of substantially all of the assets of the Company's Infospace LLC business, Peter Mansour stepped down as President of Infospace LLC effective July 5, 2016. In connection with the termination of Mr. Mansour's employment, the Company paid him a severance payment of $842,571, representing the sum of 100% of his base salary, 100% of his target bonus, a $250,000 acquisition payment and a lump sum equal to 12 months of COBRA insurance premiums. In addition, Mr. Mansour's outstanding equity awards vested in full on the termination date.
In connection with the sale of the Company's Monoprice business, Bernard Luthi's employment with the Company terminated effective November 17, 2016. In connection with the termination of Mr. Luthi's employment, the Company paid him a severance payment of $796,861, representing the sum of 100% of his base salary, 100% of his target bonus, a $250,000 acquisition payment and a lump sum equal to 12 months of COBRA insurance premiums. In addition, Mr. Luthi's outstanding equity awards vested in full on the termination date.
Mr. Ochs retired from the Company effective March 31, 2017. In connection with his separation from the Company the Company will pay a severance payment of approximately $1,200,000, representing 200% of his annual base salary, over an 18-month period and a lump sum equal to $20,670, representing 12 months of COBRA insurance premiums.
The following table sets forth the estimated incremental payments of severance and/or benefits that would be provided to each of the other NEOs or his or her estate in the event of such executive officer’s termination of employment in connection with a change of control or significant corporate transaction, termination by the Company without cause, or by the employee for good reason, death, or disability, as of December 31, 2016:

Name	Salary-based payment (1)	Other cash (2)	Health benefits	Stock options (3)	Stock awards (3)	Total
John S. Clendening
Without cause/constructive termination	$750,000	750,000	$36,837	—	—	$1,536,837
Without cause/constructive termination in connection with change of control or significant corporate transaction	$1,000,000	$1,000,000	$36,837	$8,304,500	$6,268,750	$16,610,087
Death	$250,000	—	—	—	—	$250,000
Disability	$250,000	—	—	—	—	$250,000
Eric M. Emans
Without cause/constructive termination	$358,800	—	$24,558	—	—	$383,358
Without cause/constructive termination in connection with change of control or significant corporate transaction	$358,800	$215,280	$24,558	$1,717,148	$931,212	$3,246,998
Change in Management	$358,800	$215,280	$24,558	$858,574	$465,606	$1,922,818
Relocation	$358,800	$215,280	$24,558	$1,565,420	$682,276	$2,846,334
Death	$89,700	$250,000	—	—	—	$339,700
Disability	$179,400	—	—	—	—	$179,400
Mark A. Finkelstein
Without cause/constructive termination	$331,100	—	$24,558	—	—	$355,658
Without cause/constructive termination in connection with change of control or significant corporate transaction	$331,100	198,660	$24,558	$863,616	$412,499	$1,830,433
Relocation	$331,100	198,660	$24,558	$863,616	$412,499	$1,830,433
Death	$82,775	—	—	—	—	$82,775
Disability	$165,550	—	—	—	—	$165,550
Mathieu F. Stevenson
Without cause/constructive termination	$260,000	—	$22,438	—	—	$282,438
Without cause/constructive termination in connection with change of control or significant corporate transaction	$260,000	—	$22,438	$584,159	$410,758	$1,277,355
Death	$65,000	—	—	—	—	$65,000
Disability	$130,000	—	—	—	—	$130,000

(1)	Consists of the NEO’s annual salary multiplied by the applicable multiplier, if any, as described below.

(2)
Generally consists of the NEO’s target bonus multiplied by the applicable multiplier, if any, as described below. The amount for Death includes a $250,000 life insurance policy payable upon death of employee for all NEOs.

(3)	The value of the option awards and RSUs that vest is based on the closing price of our common stock on December 31, 2016, which was $14.75 per share.
The Company has entered into employment agreements with each of its NEOs that include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. The following sections describe and explain the specific circumstances that would trigger the amounts set forth in the table above.
Termination without Cause and Constructive Termination or Resignation for Good Reason.    Under the agreements in place on December 31, 2016, all of the NEOs other than Mr. Clendening receive similar benefits if they are terminated by Blucora without cause or there is a constructive termination. Under these circumstances, the NEO is entitled to severance benefits of a one-time lump sum payment equal to 100% of his or her then-current annual salary, and a lump sum payment equal to 12 months of COBRA insurance benefits. Mr. Clendening would receive 150% of his then-current salary, 150% of his target bonus amount, accrued but unused and unpaid paid time off (to the extent payable in accordance with the Company's then-current policies) and a lump sum payment equal to 18 months of COBRA insurance benefits.
In general, “cause” is defined as misconduct that is criminal, dishonest, fraudulent, or in violation of the Company’s Code of Ethics and Conduct or other written policy, failure to perform job duties, breach of confidentiality, or an obstruction of any internal or governmental investigation. “Constructive termination” includes a material reduction in base salary, duties, authority or responsibilities, or a requirement that the NEO relocate more than 25 miles.
Change in Control or a Significant Company or Operating Unit Transaction.    A fundamental feature of the change of control provisions in the NEO employment agreements is that the benefits generally have a “double-trigger,” which means that two events must occur for payments to be made (i.e., a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions do not contain a Section 280G tax gross-up. The Committee believes that the foregoing change of control provisions are in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. In addition, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefit arrangements upon a change of control that are competitive with those of other companies.
Under the agreements in place as of December 31, 2016, the consequences for a change in control are similar for all NEOs, other than Mr. Clendening. With regard to Mr. Clendening, if the Company terminates him without cause or if he terminates for good reason during the 2-month period prior to or the 12-month period following a change in control, Mr. Clendening would receive a lump sum severance payment equal to 200% of his base salary, 200% of his target bonus amount, 18 months of COBRA insurance and accrued but unused and unpaid paid time off (to the extent payable in accordance with the Company's then current policies). In the event of a change in control, Messrs. Emans, Finkelstein and Stevenson would each receive a lump sum severance payment equal to 100% of base salary, 100% of his or her target bonus amount and 12 months of COBRA insurance. The outstanding equity awards would fully vest and remain exercisable until the earlier of expiration or 24 months following termination in the case of Mr. Clendening or 12 months following termination in the case of Messrs. Emans, Finkelstein and Stevenson.
A change in control for all NEOs is defined as any of the following: (i) acquisition of 50% of the voting power of the Company’s outstanding securities by any person or through a merger or acquisition of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company or substantially all of its assets, or (iv) a change in composition of the Board of Directors such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority, or a director appointed by directors so nominated). “Good reason” includes a material reduction in base salary, target bonus, duties, authority, responsibilities, or reporting relationship, or a requirement that the NEO relocate more than 25 miles.
Change in Management. Mr. Emans' Amended and Restated Employment Agreement dated January 6, 2015 was amended in January 2016 to provide that, in the event of a termination of Mr. Emans' employment in connection with the hiring of a new chief executive officer, Mr. Emans will be entitled to a lump sum severance payment equal to 100% of his then-current annual salary and his then-current target bonus amount, a lump sum equal to 12 months of COBRA insurance premiums, accelerated vesting of 50% of his outstanding equity awards and the extension of the exercise period for all such equity awards to 12 months following termination.
Relocation. Mr. Emans' Amended and Restated Employment Agreement dated January 6, 2015, as amended, was further amended in October 2016 to clarify that, if during the calendar year 2017, the Company relocates its headquarters to the State of Texas or any other location that is more than 25 miles from Bellevue, Washington, and either (i) Mr. Emans’ employment is terminated without cause, whether before or after the date of the relocation, or (ii) Mr. Emans does not relocate and terminates his employment with the Company on or after the relocation date, then, Mr. Emans will be entitled to a lump sum severance payment equal to 100% of his then-current annual salary and his then-current target bonus amount, a lump sum equal to 12 months of COBRA insurance premiums, accelerated vesting of outstanding equity awards granted prior to October 25, 2016 and the extension of the exercise period for all outstanding stock options to the later of 12 months or June 30, 2018.

Mr. Finkelstein’s Employment Agreement dated September 30, 2014, as amended, was further amended in October 2016 to clarify that, if during the calendar year 2017, the Company relocates its headquarters to the State of Texas or any other location that is more than 25 miles from Bellevue, Washington, and either (i) Mr. Finkelstein’s employment is terminated without cause, whether before or after the date of the relocation, or (ii) Mr. Finkelstein does not relocate and terminates his employment with the Company on or after the relocation date, then, Mr. Finkelstein will be entitled to a lump sum severance payment equal to 100% of his then-current annual salary and his then-current target bonus amount, a lump sum equal to 12 months of COBRA insurance premiums, accelerated vesting of outstanding equity awards granted prior to October 25, 2016 and the extension of the exercise period for all outstanding stock options to the later of 12 months or June 30, 2018.
Death.    Under the agreements in place as of December 31, 2016 for all NEOs, other than Mr. Clendening, death entitles the NEO’s beneficiary to receive a lump sum payment equal to three months’ base salary. Mr. Clendening would receive a lump sum payment equal to six months' base salary.
Disability.    Under the agreements in place as of December 31, 2016, for all NEOs, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one year period) entitles the NEO to receive a lump sum payment equal to six months base salary.

Required Release.    Prior to receiving severance for any termination, an NEO is required to sign the Company’s standard release, which includes, among other terms, a confidentiality provision with an unlimited duration, a non-competition provision with one-year duration, and a non-solicitation provision with a one-year duration.
BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish Blucora with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by the Company or filed with the SEC, and written representations from certain reporting persons, Blucora believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2016, except that the Form 4 filed for Mr. Clendening on April 6, 2016 was amended on November 21, 2016 to report shares withheld for payment of taxes upon vesting of restricted stock units, which information was omitted from the original Form 4.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of common stock of Blucora as of March 31, 2017, as to: (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock; (ii) each director and each nominee for director of Blucora; (iii) each of the Named Executive Officers named in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of Blucora is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by Blucora. Unless otherwise indicated below, and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares listed below:

	Number of Shares Owned Directly or Indirectly		Number of Shares That Can Be Acquired Within 60 Days of
			March 31, 2017		Shares Beneficially Owned (1)
Principal Stockholders, Directors, Nominees for Director and Named Executive Officers			Options	RSUs	Number		Percent of Class
5% Stockholders
BlackRock, Inc.	4,659,440		—	—	4,659,440	(2)	11.2%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP	3,534,829		—	—	3,534,829	(3)	8.5%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group	3,348,050		—	—	3,348,050	(4)	8.0%
100 Vanguard Blvd
Malvern, PA 19355
Wellington Management Group LLP	5,264,988		—	—	5,264,988	(5)	12.6%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
Directors
William L. Atwell	10,000		2,502	1,946	14,448		*
John S. Clendening	53,374		433,333	141,666	628,373		1.5%
Lance G. Dunn	38,699		71,863	11,718	122,280		*
H. McIntyre Gardner	—		1,877	1,460	3,337		*
Steven W. Hooper	38,192		77,963	11,718	127,873		*
Elizabeth J. Huebner	34,942		67,063	11,718	113,723		*
Andrew M. Snyder and Cambridge Information Group, Inc.	1,773,201	(6)	82,963	11,718	1,867,882	(6)	4.4%
888 7th Avenue
New York, NY 10019
Christopher W. Walters	26,227		42,388	13,583	82,198		*
Mary S. Zappone	12,961		35,292	11,718	59,971		*
Named Executive Officers
William J. Ruckelshaus	191,550		1,649,635	—	1,841,185		4.3%
Eric M. Emans	82,058		510,289	—	592,347		1.4%
Mark A. Finkelstein	19,274		196,075	—	215,349		*
Mathieu F. Stevenson	—		—	—	—		*
Roger C. Ochs	110,598		—	—	110,598		*
Bernard W. Luthi	17,957		112,385	—	130,342		*
Peter M. Mansour	62,298		21,417	—	83,715		*
All directors and executive officers as a group (19 persons)	2,471,331		3,305,045	217,245	5,993,621		14.1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 31, 2017, if any, or RSUs held by that person that vest within 60 days of March 31, 2017, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on January 12, 2017, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power as to 4,566,819 shares and sole dispositive power as to 4,659,440 shares.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2017, by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power as to 3,406,182 shares and sole dispositive power as to 3,534,829 shares.

(4)
Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2017, by The Vanguard Group. (“Vanguard”). Vanguard reported it had sole voting power as to 53,571 shares, shared voting power as to 8,196 shares, sole dispositive power as to 3,289,061 shares, and shared dispositive power as to 58,989 shares.

(5)
Based on information contained in Schedule 13G filed with the SEC on February 9, 2017, each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP shares voting power as to 4,900,957 shares and has shared dispositive power as to 5,264,988 shares; and Wellington Management Company LLP shares voting power as to 4,851,708 shares and has shared dispositive power as to 5,131,733 shares.

(6)
Includes 1,681,009 shares of common stock held by Cambridge Information Group LLC, for which Mr. Snyder is the CEO and 60,000 shares of common stock held by CIG Equity Partner LLC, a subsidiary of Cambridge Information Group LLC, for which Mr. Snyder serves as Chairman.

Ownership Limitations
Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). Our certificate of incorporation (the “Charter”) was amended in 2009 to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.
In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock) to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.
Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.
Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our net operating losses ("NOLs") and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. The Company intends to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

EQUITY COMPENSATION PLANS
Our stockholders have approved the Blucora, Inc. 2015 Incentive Plan as Amended and Restated (“2015 Plan”), the Blucora, Inc. Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”), the Blucora, Inc. 1998 Employee Stock Purchase Plan (the “1998 Plan”) and the Blucora, Inc. 2016 Employee Stock Purchase Plan (the “2016 ESPP”). Our Board of Directors adopted the Blucora, Inc. 2016 Inducement Plan (the “Inducement Plan”) on January 29, 2016, which did not require stockholder approval. The terms and conditions of the Inducement Plan are substantially similar to those of the 2015 Plan, except that under the Inducement Plan 2,400,000 shares are authorized for issuance, eligibility is limited to newly hired employees, incentive stock options may not be granted, and the Inducement Plan is not subject to stockholder approval. The 1998 Plan is now terminated and no additional shares are issuable under that plan.
Each plan is described under “Note 11: Stockholders' Equity” in the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2016.
The table below sets forth information regarding outstanding awards and shares available for future issuance under the Company’s equity compensation plans as of December 31, 2016.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	8,516,072	(2)	$11.49	5,772,270	(3)
Equity compensation plans not approved by stockholders	1,624,940	(4)	$9.42	775,060	(5)
Total	10,141,012		$11.21	6,547,330	(6)

(1)	Consists of the weighted-average exercise price of outstanding options, as outstanding restricted stock units ("RSUs") do not have an exercise price.

(2)	Consists of 7,472,011 shares of common stock issuable upon exercise of outstanding options and 1,044,061 shares of common stock issuable upon vesting of RSUs under the 1996 Plan and the 2015 Plan.

(3)
Includes 4,223,924 shares available for future grant under the 2015 Plan, 548,346 shares canceled under the 1996 Plan and 1,000,000 shares available for future grant under the 2016 ESPP. The 1996 Plan was terminated for purposes of future grants in May 2015. Does not include shares available for issuance under the Inducement Plan.

(4)	Consists of 1,195,204 shares of common stock issuable upon exercise of outstanding options and 429,736 shares of common stock issuable upon vesting of RSUs under the Inducement Plan.

(5)	Includes shares available for future grant under the Inducement Plan.

(6)
As of March 31, 2017, 9,021,417 securities were issuable upon exercise of outstanding options, warrants and rights, with a weighted-average exercise price of $11.77 and 5,430,390 securities remained available for future issuance under equity compensation plans.

STOCK PERFORMANCE
The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
Set forth below is a line graph comparing the cumulative total stockholder return of our common stock to the cumulative total return of (i) the NASDAQ Index, (ii) the NASDAQ Other Finance Index, and (iii) the NASDAQ Internet Index for the five-year period ending on December 31, 2016. In connection with our strategic transformation to a technology-enabled financial solutions company, including the sale of our Infospace and Monoprice businesses, we have changed our comparison index from the NASDAQ Internet Index to the NASDAQ Other Financial Index. Both the newly selected index and the index used last fiscal year are shown in the graph below.

TRANSACTION OF OTHER BUSINESS
The Board of Directors of Blucora is unaware of any other matters to be submitted at the meeting. If any other matters come before the meeting, the persons named as proxies in the accompanying form of proxy will vote the shares represented in their discretion.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2018 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 333 North State Highway 161, Irving, Texas 75038 no later than December 11, 2017 and must otherwise be in compliance with applicable SEC rules.
Any stockholder nomination of a candidate for election to our Board of Directors, and any stockholder proposal of other business intended to be presented for consideration at the 2018 annual meeting of stockholders (but that will not be included in the Company’s Proxy Statement for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of Blucora not fewer than 90 days nor more than 120 days before the anniversary of the previous year’s annual meeting, which notice must contain the information specified in the Bylaws concerning the nominees or other business proposed by the stockholder and concerning the stockholder proposing such nominations or other business. Accordingly, any such stockholder proposal must be received between the close of business on February 1, 2018 and the close of business on March 3, 2018. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”
The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Blucora’s principal executive offices at 333 North State Highway 161, Irving, Texas 75038, Attention: Corporate Secretary.
ANNUAL REPORT TO STOCKHOLDERS
The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2016, is being furnished together with this Proxy Statement. The Annual Report to Stockholders is also available on the corporate website at www.blucora.com. Upon written request by any stockholder to Mark A. Finkelstein, the Corporate Secretary of Blucora, at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the following location:
Public Reference Room
100 F Street, NE
Washington, D.C. 20549
Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investor Center – Financial Information – SEC Filings.”

By Order of the Board of Directors,

Mark A. Finkelstein Chief Legal & Administrative Officer and Secretary
Bellevue, Washington
April 20, 2017
Appendix A Certificate of Amendment to Restated Certificate of Incorporation

BLUCORA INC 10900 NE 8th ST. SUITE 800 BELLEVUE, WA 98004
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Elizabeth J. Huebner	☐	☐	☐
1B Mary S. Zappone	☐	☐	☐
1C Georganne C. Proctor	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. Proposal to approve, on an advisory basis, whether a vote on executive compensation should be held every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 5a. and 5b.

	For	Against	Abstain
5a. Proposal to approve, an amendment to the Blucora, Inc. Restated Certificate of Amendment todeclassify the Board of Directors over a three-year period beginning with the Company's 2018 annual meeting of stockholders and to provide that the number of directors of the company shall befixed from time to time by the Board.	☐	☐	☐
5b. Proposal to approve, an amendment to the Blucora, Inc. Restated Certificate of Amendment to provide that the number of directors of the company shall be fixed from time to time by the Board.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000334496_1 R1.0.1.15

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

BLUCORA INC
Annual Meeting of Stockholders
June 1, 2017	2:00 p.m.
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 20, 2017, and hereby appoints Eric Emans and Mark A. Finkelstein, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Blucora, Inc. to be held on June 1, 2017 at 2:00 p.m., local time, at 6333 North State Highway 161, Room 436, Irving, Texas 75038 , and at any postponement or adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “for” the persons and proposals in Proposals One, Two, Three, Five(a) and Five(b), and for "1 Year" for Proposal Four. If any other matters properly came before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side

Appendix A

Proposed Certificate of Amendment
to the Restated Certificate of Incorporation of Blucora, Inc.
The text of the proposed amendment is marked to reflect the proposed changes.
Blucora, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:
1.    Article 5 of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

The number of the directors of the corporation shall be fixed from time to time by the Board. ~~The Board shall be composed of not less than 5 nor more than 9 Directors, the specific number to be set by resolution of the Board, provided that the Board may be less than 5 until vacancies are filled.~~ No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.
~~Prior to the 1999 annual election of Directors, unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of stockholders. Beginning with At the 1999 annual election of Directors, the Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible. At the first election of Directors to such classified Board of Directors, each Class I Director shall be elected to serve until the next ensuing annual meeting of stockholders, each Class II Director shall be elected to serve until the second ensuing annual meeting of stockholders and each Class III Director shall be elected to serve until the third ensuing annual meeting of stockholders. At each annual meeting of stockholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall he elected to serve until the third ensuing annual meeting of stockholders.~~ Commencing with the 2018 annual election of Directors, at each annual election of Directors, the successors to the class of Directors whose term expires at that time shall be elected to hold office for a term of one year. Commencing with the 2020 annual meeting of stockholders, the division of the Board of Directors into three classes shall terminate and all Directors shall be of one class elected annually. Notwithstanding any of the foregoing provisions of this Article 5, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office or until there is a decrease in the number of Directors. Directors need not be stockholders of the corporation or residents of the State of Delaware and need not meet any other qualifications.

2.    The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation to be executed by the undersigned officer, duly authorized, as of the ____ day of _________, 2017.

A-1